           -----------------------------------------------------------

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                        PINNACLE TOWERS ACQUISITION LLC,

                                  AS PURCHASER,

                                       AND

               BILLY ORGEL, LEE HOLLAND, CRAIG WEISS, JAY H. LINDY
                       AND MAJESTIC COMMUNICATIONS, INC.,

                                   AS SELLERS

           -----------------------------------------------------------

                                   DATED AS OF
                                 APRIL 22, 2004

    PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO
 A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND
                              EXCHANGE COMMISSION.

                                TABLE OF CONTENTS

                                       i

     Section 7.1.     Termination..................................................................................

                                       ii

                                      iii

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into as of
April 22, 2004 (the "Effective Date"), by and among BILLY ORGEL, an individual resident of the State of Tennessee, LEE HOLLAND, an individual resident of the
State of Missouri, CRAIG WEISS, an individual resident of the State of
Tennessee, JAY H. LINDY, an individual resident of the State of Tennessee, and
MAJESTIC COMMUNICATIONS, INC., a Tennessee corporation (sometimes individually referred to as "Seller" and collectively referred to as "Sellers"), and PINNACLE
TOWERS ACQUISITION LLC, a Delaware limited liability company ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Tower Ventures III, LLC, a Tennessee limited liability company
(the "Company"), owns and operates a business (the "Business") providing wireless and broadcast communications infrastructure by leasing antenna space on the Towers located at the Sites (each as defined below) to wireless companies;
and

     WHEREAS, Sellers are the sole members of the Company and own all of the membership interests in the Company;

     WHEREAS, Sellers are willing to sell and convey, and Purchaser is willing to purchase and assume, one hundred percent (100%) of the membership interests in the Company (collectively, the "Membership Interests"), on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                  DEFINED TERMS

     As used herein, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise specified or the context otherwise clearly requires, (i) terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure
Schedule and in each Collateral Document; (ii) references to "hereof," "herein"
or similar terms are intended to refer to this Agreement as a whole and not to a particular section; (iii) references to "this Section" or "this Article" are intended to refer to the entire section or article of this Agreement and not to a particular subsection thereof; and (iv) the words "include," "includes" and
"including" shall be deemed to be followed by the phrase "without limitation."

                                   ARTICLE 2

                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS

     Section 2.1. Agreement to Buy and Sell.

     Subject to the terms and conditions set forth in this Agreement, at the
Closing, Sellers hereby agree to sell, assign, transfer and deliver to
Purchaser, and Purchaser agrees to purchase, acquire, and accept from Sellers at the Closing, the Membership Interests, representing one hundred percent (100%)
equity ownership of the Company.

     Section 2.2. Purchase Price.

     (a) Subject to the adjustments pursuant to this Section 2 and as otherwise provided in this Agreement, the purchase price for the Membership Interests (the
"Purchase Price") shall be Fifty-Two Million and No/100 Dollars
($52,000,000.00). The Purchase Price shall be paid at the Closing (subject to the holdbacks provided for in Section 2.2 (c) and Section 8.2 (c) hereof) by a wire transfer of immediately available funds to such bank account or accounts as
Sellers shall designate in writing to Purchaser at least two (2) business days prior to the Closing.

     (b) The parties acknowledge and agree that the Purchase Price has been negotiated by the parties based, in part, upon Sellers' representation and agreement that the Tower Cash Flow in respect to all Sites will be at least ***
at Closing (the "Tower Cash Flow Target"). Accordingly, if the Tower Cash Flow
on the Closing Date (the "Closing Date Tower Cash Flow") is less than the Tower
Cash Flow Target, then the Purchase Price will be reduced by an amount equal to
(i) the difference between the Tower Cash Flow Target and the Closing Date Tower
Cash Flow, multiplied by (ii) ***. Notwithstanding anything to the contrary in this Section 2.2(b), in no event shall the Purchase Price exceed Fifty-Two
Million and No/100 Dollars ($52,000,000.00) if the Closing Date Tower Cash Flow
exceeds the Tower Cash Flow Target.

     (c) In the event a tenant under any Tenant Lease has not, prior to the
Closing Date, both (x) installed all of its Communications Equipment on the applicable Site and (y) commenced payment of rent under such Tenant Lease
(collectively, the "Payment Conditions"), then, at Closing, (i) Purchaser shall deposit the Tenant Lease Holdback Amount with respect to the Tenant Lease for such tenant (the "Non-Qualifying Tenant") into an escrow account with the Title
Company pursuant to an escrow agreement between Title Company, Sellers and
Purchaser, and (ii) the amount of the Purchase Price paid to Sellers at Closing shall be reduced by the Tenant Lease Holdback Amount with respect to the Tenant
Lease for each such Non-Qualifying Tenant. If the Payment Conditions have been satisfied on or before the date which is the later of (i) December 31, 2004 or
(ii) one hundred eighty (180) days after the Closing Date (the "Escrow
Deadline"), then the Tenant Lease Holdback Amount for such Non-Qualifying Tenant shall be disbursed to Sellers within five (5) business days after notice to
Purchaser and Title Company, unless Purchaser disputes that such Payment
Conditions have been satisfied. If the Payment Conditions shall not be satisfied by the Escrow Deadline, then the Tenant Lease Holdback Amount for such
Non-Qualifying Tenant shall be returned to Purchaser. If any Non-Qualifying
Tenant has commenced installation of its Communications Equipment but has not completed such

installation prior to the Escrow Deadline, then the Escrow Deadline shall be extended for sixty (60) days with respect to such Non-Qualifying Tenant only.
Notwithstanding the foregoing, in the event the Closing Date Tower Cash Flow from tenants under Tenant Leases who satisfy the Payment Conditions on the
Closing Date meets or exceeds the Tower Cash Flow Target (without considering revenue from Non-Qualifying Tenants), then no holdback will be required pursuant to this provision. Furthermore, if the Tenant Lease with respect to a
Non-Qualifying Tenant who has commenced rent prior to the Closing Date does not allow such tenant to terminate the Tenant Lease during the initial 5-year term of the Tenant Lease (except as a result of (x) a default by Company or (y) an action by the FCC which prevents such tenant from using the applicable Site), then the tenant under such Tenant Lease shall not be considered a Non-Qualifying
Tenant for purposes of this Section 2.2 (c). Additionally, the tenants under the
Tenant Leases identified on Exhibit "I" hereto shall not be considered
Non-Qualifying Tenants and the Payment Conditions related to each such tenant shall be deemed satisfied for purposes of this Section 2.2 (c), provided that such tenants have installed their Communications Equipment on the applicable
Sites on or before the Closing Date.

     Section 2.3. Closing.

     (a) Unless this Agreement shall have been terminated pursuant to Section
7.1 and subject to the satisfaction or, to the extent permitted by this
Agreement and Applicable Law, waiver of the conditions set forth in Article 6, the closing of the Purchase (the "Closing") shall take place at 10:00 a.m. on
(i) the Termination Date; or (ii) such earlier date of which Purchaser shall give Sellers at least five (5) days' notice, at the offices of Holt Ney Zatcoff
& Wasserman, LLP, 100 Galleria Parkway, Suite 600, Atlanta, Georgia 30339, or
any other date, place or time agreed to in writing by the parties (the "Closing
Date").

     (b) At the Closing, Sellers shall assign and transfer to Purchaser all of
Sellers' right, title and interest in and to the Membership Interests, and, in connection therewith, shall deliver to Purchaser:

          (i) Transfers and Assignments of the Membership Interests, in the form attached hereto as Exhibit "A", duly executed by each of the Sellers;

          (ii) all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company;

          (iii) all Third Party Consents;

          (iv) such documents including real estate tax forms and certificates and seller's/owner's affidavits (and "gap-period" indemnity if required by
     Purchaser's title insurer) that may be reasonably required by the Title
     Company for issuance of owners' and loan policies of title insurance in favor of Purchaser and Purchaser's lender, that satisfy all of the requirements specified in Section 6.2(a)(viii);

          (v) all keys and other security access codes or devices providing entry to the Improvements;

          (vi) copies of all Authorizations, including copies of all FAA
     Determinations of "No Hazard" to air navigation for all Towers and FCC Form
     854R for the Towers;

          (vii) evidence of the satisfaction of all Indebtedness of the Company and termination of any Liens securing such Indebtedness, in form and substance satisfactory to Purchaser, Purchaser's lender, and the Title
     Company;

          (viii) all books, records, correspondence, title policies, surveys and files, and all other documents and instruments concerning the Tower Assets or the Company;

          (ix) a copy of all engineering reports, studies, Phase I and II
     Environmental Reports, NEPA Reports, leasing and Ground Lessor correspondence, all plans and specifications, past and current insurance policies;

          (x) all Prepaid Items;

          (xi) the certificate contemplated in Section 6.2(a)(vi);

          (xii) an original (or if the original is not available, an executed copy thereof) of each Related Contract;

          (xiii) the opinion contemplated in Section 6.2(a)(vii);

          (xiv) a copy of all income, property, sales and use tax files and records of the Company and its Affiliates relating to the Tower Assets and all other matters;

          (xv) such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby;

          (xvi) actual possession of the Sites;

          (xvii) with respect to each Site that is a Leasehold Property:

               (A) where applicable, a duly executed Non-Disturbance Agreement from each Ground Lessor's mortgagee, if any;

               (B) the original Ground Lease (or, if the original is not
          available, an executed copy thereof), and a notice letter changing the
          Company's mailing address for rental payments due under such Ground
          Lease to an address specified by Purchaser;

               (C) for each applicable Leasehold Property, a separate Memorandum of Lease with respect to each Ground Lease, duly executed and in a form acceptable for

          recording in the state and county where each applicable Tower Asset is located, to the extent that the Company or its Affiliates have not already recorded prior to the Effective Date a Memorandum of Lease or other instrument accurately evidencing their rights in such Leasehold
          Property; and

               (D) duly executed Ground Lessor Estoppels, to the extent required pursuant to Section 6.2(a)(ix).

     Section 2.4. Allocation of Purchase Price.

     Attached hereto as Exhibit "B" is a schedule prepared in accordance with the provisions of the Code reflecting the allocation of the Purchase Price proportionately among the Tower Assets (the "Tax Allocation Schedule").
Purchaser shall report the Purchase in accordance with the Tax Allocation
Schedule and Section 1060 of the Code for purposes of all federal, state and local Tax Returns (including amended returns and claims for refund and the timely filing of IRS Form 8594) and information reports and Sellers shall not take, and shall cause their respective Affiliates, representatives, successors and assigns not to take, any position on any Tax Return, inconsistent with such reporting position. Each Seller and Purchaser shall promptly give the other notice of any disallowance of or challenge to such reporting by any Authority.

     Section 2.5. Prorations.

     Appropriate prorations shall be made with respect to the Tower Assets, on a per diem basis, as of the close of business on the Closing Date, with respect to rental and lease payments, real estate and personal property taxes, annual franchise taxes for the year of Closing and all other items of income and expense due or payable under any Ground Lease, Tenant Lease or Related Contract, in each case, of a nature ordinarily prorated as of closing in real estate transactions and not separately addressed elsewhere in this Agreement, including all items of income and expense that are prepaid or payable in arrears, any unbilled costs and fees and related accounts, notes and other receivables.
Sellers shall be entitled to all such income required to be paid for all periods
(or portions thereof) prior to the Closing Date, and Sellers shall be responsible for all such expenses arising during all periods (or portions thereof) prior to the Closing Date. Purchaser shall be entitled to all such income required to be paid for all periods on or subsequent to the Closing Date, and Purchaser shall be responsible for all such expenses for all periods (or portions thereof) on or subsequent to the Closing Date. A reasonable estimate of such prorations, including a calculation of Tower Cash Flow as of such date, and containing reasonable detail with respect to the amounts set forth therein, shall be agreed to by Sellers and Purchaser at least five (5) business days prior to the Closing Date (each, a "Proration Estimate"), and shall be settled in cash at the Closing. No later than fifteen (15) days prior to the Closing,
Sellers shall provide Purchaser with unaudited balance sheets of the Companies as of the last day of the last full month prior to such date, which shall contain such information as is necessary or helpful in computing the Proration
Estimate. Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to Sellers a final determination of such prorations (with the exception of tax prorations which shall be delivered

thirty (30) days after receipt by Purchaser of the final tax bill for all Sites)
based, among other things, on any relevant bills or other documentation necessary to effect such prorations that are not available at the Closing.
Sellers shall receive a credit at Closing for any utility deposits which will accrue to the benefit of Purchaser.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Purchaser on the Effective Date and on the Closing Date, as applicable, as if made on each such date, the following:

     Section 3.1. Organization and Business; Power and Authority; Effect of
Transaction.

     (a) Each of the Company and Majestic Communications, Inc. is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization, and possesses all requisite corporate or similar organizational power and authority to own, lease and operate its assets as now owned or leased and operated and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned or leased by such
Entity requires such qualification. Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions of organization of the Company and Majestic Communications, Inc. and any other jurisdictions in which each such Entity is qualified to do business.

     (b) Each of the Company and Majestic Communications, Inc. has all requisite corporate power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document to which such
Entities are a party and to consummate the Purchase and the other transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company and Majestic Communications, Inc. of this Agreement and each
Collateral Document to which such Entities are parties have been duly authorized by all requisite corporate, limited liability or similar action on the part of such Entities.

     (c) This Agreement has been duly executed and delivered by the Sellers and constitutes, and each Collateral Document executed or required to be executed by the Sellers to consummate the Purchase, when executed and delivered by the
Sellers, will constitute the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with their respective terms.

     (d) Upon the consummation of the Purchase, Purchaser shall own the
Membership Interests free and clear of any Liens.

     (e) The Sellers have provided to Purchaser correct and complete copies of the Organizational Documents of the Company (each as amended to date). The minute books containing the records of meetings (or written consents executed in lieu of such meetings) of the

members of the Company are correct and complete in all material respects. The
Company is not in default under, or in violation of, any provision of its
Organizational Documents.

     (f) The Membership Interests constitute a 100% membership interest in the
Company, and the Membership Interests are duly authorized, validly issued, and fully paid. Other than the Membership Interests, there are no other issued and outstanding membership interests in the Company and there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Company or any Seller is a party or which is binding upon Company or any Seller relating to the issuance, disposition or acquisition of any membership interests in
Company. There are no outstanding or authorized membership interest appreciation, phantom membership interests or similar rights with respect to the
Company. None of the Membership Interests were issued in violation of any Laws.
The Membership Interests are uncertificated.

     (g) All of the membership interests are owned solely and directly by
Sellers, and each Seller warrants that he has all right, title and interest to his Membership Interests, free and clear of any liens, charges, claims, pledges, voting trusts, proxies, security holder or similar agreements, encumbrances or restrictions, other than applicable securities law restrictions ("Membership
Interest Encumbrances").

     (h) Noncontravention. Neither the execution nor delivery of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated hereby, will:

          (i) require on the part any Seller or the Company, any Authorization of, or filing with, any Authority;

          (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective assets are subject;

          (iii) result in the imposition of any Membership Interest Encumbrance upon any of the Membership Interests;

          (iv) result in the imposition of any Lien upon any assets of the
Company; or

          (v) violate any Order or Law applicable to the Sellers or their respective properties or assets.

     (i) Subsidiaries. Except as set forth in Section 3.1(i) of the Disclosure
Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity ownership or participation in any Entity.

     (j) Entity Classification. Company is classified as a partnership for tax purposes, and Sellers will take no action to change or modify such classification.

     Section 3.2. Operational Information of the Company; Ordinary Course of
Business.

     (a) Section 3.2(a) of the Disclosure Schedule contains a true, correct, complete and accurate list of each Site with an indication of whether such Site is an Owned Property or a Leasehold Property. Section 3.2(a) of the Disclosure
Schedule also sets forth, as of the Effective Date:

          (i) with respect to each Owned Property, a description of the fee simple title to the Land necessary for the use and operation of such Site as a communication tower site;

          (ii) with respect to each Ground Lease relating to the Leasehold
     Properties, a description of the Land necessary for the use and operation of such Site as a communication tower site, together with the following true, accurate and complete information: the name of the landlord, the contracted payment amounts including whether such payment is fixed, is based on revenue sharing or is a combination of any of the foregoing, the frequency of such payment, the amount of any escalators, the frequency of the escalators, the commencement date of such Ground Lease, the next expiration date of the Ground Lease, and the number of the Company's renewal options and the length of each renewal option.

          (iii) with respect to each Site, the Company's or its Affiliates'
     liability for real estate Taxes and similar assessments, the amount of the most recent real estate Tax bill, including an indication of whether such amount has been paid and the period covered thereby, and the amount of the most recent personal property taxes paid by the Company, including an indication of the year covered and whether such amount has been paid. To the Company's and each Seller's Knowledge, (1) none of the Land is currently subject to rollback Taxes or receives an exemption from full taxation as to real property Taxes, and (2) there is no proposed, anticipated or expected material increase in any expenses for the Tower
     Assets, including the real and personal property Taxes with respect to the
     Tower Assets.

     (b) Section 3.2(b) of the Disclosure Schedule contains the following true, correct, complete and accurate information as of the Effective Date, for each
Tenant Lease, as applicable: the tenant name, site name, contracted Tenant Lease amount, frequency of billing, escalator, frequency of escalator, commencement date of the Tenant Lease, expiration of the current term of the Tenant Lease, number of tenant renewal options, renewal period, and indicates whether or not such Tenant Lease is included in a master lease or similar agreement to which the Company or any of its Affiliates are a party and, if it is so included, identifies the parties to and date of such master lease or similar agreement.
Except as otherwise set forth on Section 3.2(b) of the Disclosure Schedule, with respect to each Tenant Lease:

          (i) payment of (A) rent has commenced thereunder, and (B) all
     Equipment has been installed at the Site to which such Tenant Lease relates;

          (ii) neither the Company nor any Seller (A) has received notice, whether written, oral or otherwise, of cancellation, non-renewal or rejection in bankruptcy of such Tenant Lease from the tenant thereunder or
     (B) has Knowledge of any tenant who plans to cancel or not renew its lease or seek protection under Title 11 of the United States Code, 11 U.S.C.
     ss.101 et seq.;

          (iii) unless specifically described in Section 3.2(b) of the
     Disclosure Schedule, neither the Company nor any Seller has entered into any agreement or understanding to reduce the future rental rate for any tenants thereunder;

          (iv) to the Knowledge of the Company and each Seller, all tenants under the Tenant Leases are operating their respective equipment pursuant to the terms of the Tenant Leases, and, to the Knowledge of the Company and
     each Seller, no tenant under the Tenant Leases intends to exercise any right of termination set forth in the respective Tenant Leases; and

          (v) to the Knowledge of the Company and each Seller, all tenants under the Tenant Leases have all valid Authorizations and are in compliance with all Laws with respect to their operations at the Sites.

     (c) Section 3.2(c) of the Disclosure Schedule contains a true and accurate calculation of Tower Cash Flow as of the Effective Date (which shall be updated to show this information as of the Closing Date) for each Site, and details***.
All expenses of Company have been paid on a timely basis without delinquency.
Except for the capital expenditures set forth on Section 3.2(c) of the
Disclosure Schedule, no amounts have been capitalized as an asset.

     (d) From July 1, 2003 to the Effective Date, except as set forth described on Section 3.2(d) of the Disclosure Schedule, (i) the Company has conducted and operated the Business and the Tower Assets in the usual and ordinary course of business consistent with past practice, used its best efforts to maintain and preserve the Business and the Tower Assets and has not disposed of any of the
Tower Assets, except for obsolescence and repairs and replacements in the ordinary course of business, and (ii) there has been no Material Adverse Effect.

     (e) Section 3.2(e) of the Disclosure Schedule contains a true, correct, complete and accurate list of (i) all prepaid rental, lease, sublease, license, sublicense, occupancy or use payments under Tenant Leases actually made prior to the Effective Date in respect of any period exceeding one (1) calendar month from the Effective Date, and (ii) all rental, lease, sublease, license, sublicense, occupancy or use payments under Tenant Leases required to be made to the Company or any of its Affiliates on or after the Effective Date and prior to or on the Closing Date, with respect to a period exceeding one (1) calendar month.

     (f) Except as set forth on Section 3.2(f) of the Disclosure Schedule no rent or other payment has been made to any Ground Lessor for a period covering more than one (1) year in advance, prior to the Effective Date in respect of periods ending after the Effective Date.

     (g) Section 3.2(g) of the Disclosure Schedule sets forth (i) as of February
29, 2004 (and updated to show this information as of the last day of the month immediately preceding the Closing Date), the total amount of outstanding accounts receivable of the Company arising under the Tenant Leases, and (ii) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof. All accounts receivable set forth on Section 3.2(g) of the Disclosure Schedule are valid and genuine, have arisen solely in the ordinary course of business consistent with past practice and are not subject to valid defenses, set-offs or counterclaims.
All amounts due during the twelve (12) months prior to the Effective Date under the Tenant Leases have been collected in the normal course of business and no amounts have been written off or otherwise compromised.

     (h) Section 3.2(h) of the Disclosure Schedule sets forth the portion of the
Purchase Price allocable to each Site.

     (i) Sellers have provided to Purchaser copies of the unaudited balance sheets of the Company as of February 29, 2004 (the "Most Recent Balance Sheet")
and statements of operations and balance sheet for the fiscal year ended
December 31, 2003 (the "Financial Statements"). The Financial Statements have been prepared on a cash basis and show the financial condition and results of operations of the Company as of the dates thereof and for the periods referred to therein, and all material obligations of the Company have been disclosed.

     (j) Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2003, there have not been any adverse changes in the financial condition or results of operations of the Company. Except as contemplated by this Agreement or set forth on Section 3.2(j) of the Disclosure
Schedule, between December 31, 2003 and the Effective Date, the Company has not
taken any of the following actions (or permitted any of the following events to occur):

          (i) incurred any Indebtedness;

          (ii) subjected to any Lien any portion of the assets of the Company;

          (iii) sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $1,000.00, except in the ordinary course of business or as otherwise specified herein;

          (iv) suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) or waived any rights of material value to the
     Company;

          (v) issued, sold or transferred any membership interest in the Company
     (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any membership interest in the Company;

                                       10

          (vi) declared or made any distributions on the equity securities of the Company or redeemed or purchased any equity securities of the Company;

          (vii) made any capital expenditures or commitments therefor in excess of $25,000.00 individually or $50,000.00 in the aggregate;

          (viii) made any capital investment in, any loan to, guaranty of, or any acquisition of the securities of all or substantially all of the assets of, any other Person (or series of related capital investments, loans and acquisitions involving the same person or such person's Affiliates) in an amount in excess of $5,000.00 in the aggregate, except for (i) overnight deposits or (ii) short-term money market investments;

          (ix) acquired any Entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

          (x) entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any director, member or employee of the Company;

          (xi) entered into a Multiemployer Plan;

          (xii) changed or authorized any change in the Organizational Documents of the Company;

          (xiii) introduced any change with respect to the operation of the
     Business, including its method of accounting;

          (xiv) lost any customer or customers (including tenants) which loss or losses, in the aggregate, has had annualizing sales loss compared to the last unaudited Financial Statements and the date of this Agreement (after taking into account any customers gained (on the same basis)) more than a
     $20,000 per year revenue effect on its Business or the Company's operations;

          (xv) terminated, or amended or modified in any material respect, any agreement or instrument described in the Disclosure Schedule; or

          (xvi) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (i) through (xv) of this Section
     3.2(j).

     (k) Undisclosed Liabilities. The Company has no material obligations which have not been reflected on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since December
31, 2003 in the ordinary course of business, (c) contractual liabilities incurred in the ordinary course of business, (d) contractual liabilities pursuant to the agreements listed in the Disclosure Schedule and (e) accruals that would be required under GAAP and which are shown in Section 3.2 (k) of the
Disclosure Schedule. The Company does not have, nor at the Closing will the
Company have, outstanding any Indebtedness or any obligations or liabilities to any Seller or any Affiliate of any Seller.

                                       11

     Section 3.3. Legal Actions.

     Except as set forth in Section 3.3 of the Disclosure Schedule, there are
(a) no Legal Actions of any kind pending or, to the Company's or any Seller's
Knowledge, threatened, at Law, in equity or by or before any Authority against or involving the Membership Interests, the Company, any Seller or any Affiliate
of the Company or any Seller, or relating to the ownership or operation of any of the Tower Assets or the Business, and neither Company nor its Affiliates nor any Seller has received notice of any of the foregoing, (b) no Orders by any
Authority against or affecting the Company, the Business or any of the Tower
Assets or that are otherwise binding on any of the Tower Assets or the
Membership Interests and (c) no outstanding or unsatisfied awards, judgments, or decrees to which the Company or any Seller is a party or is bound or that otherwise involves the Business or any of the Tower Assets.

     Section 3.4. Properties.

     (a) The Sites, together with all applicable Improvements, comprise all of the real property used in the operation of the Business. The Land constitutes all of the real property necessary for the use and operation of the Sites.

     (b) The Company has good, valuable and insurable, marketable fee simple title of record to each of the Owned Properties, subject only to (i) Permitted
Exceptions and other title matters disclosed in the Company's existing title insurance policies which do not individually or in the aggregate adversely affect the value, use or operation of the Owned Properties and (ii) Liens securing the Indebtedness for borrowed money (which Liens are described in
Section 3.4(b) of the Disclosure Schedule). Except as disclosed in Section
3.4(b)(i) of the Disclosure Schedule, the Company has good, valid, insurable and marketable leasehold interests in all Leasehold Properties and a valid leasehold interest in all other leased Tower Assets, in each case, free and clear of all
Liens, other than Permitted Exceptions and Liens securing the Indebtedness for borrowed money, which shall be satisfied at the Closing.

     (c) The Company has obtained valid and enforceable title insurance policies insuring its ownership interest in the Land, and has delivered to Purchaser true and correct copies of Title Policies for all of Land, together with copies of instruments evidencing the Company's ownership interest and exceptions thereto, survey and as-built surveys in their possession or control, and the most recent real estate Tax bills, in each case, relating to the Sites.

     (d) Except for the Tenant Leases or as set forth in Section 3.4(d) of the
Disclosure Schedule, the Company, since July 1, 2003, has not sold, transferred, assigned, conveyed, leased or encumbered or otherwise disposed of, and neither is a party to any contract, understanding, agreement or arrangement with any
Person to sell, transfer, assign, convey or otherwise dispose of, all or any portion of its right, title and interest (including air rights or development rights) in, to and under any Sites or any portion thereof.

     (e) All fixed rent, additional rent, operating expenses, real estate Taxes and similar assessments, utility charges, common area maintenance charges and any other sums payable by the tenant under each Ground Lease that have fallen due have been paid, and no such

                                       12

amounts have been paid more than thirty (30) days in advance unless otherwise expressly required pursuant to the terms of a Ground Lease.

     (f) Each Site has vehicular ingress and egress to publicly maintained highways or other public streets, and all paved or unpaved roads necessary for the full utilization of the Sites for their current purpose have been completed and dedicated for public use and accepted by all governmental authorities, or are the subject of valid and marketable access easements of record for the benefit of such Site and insured pursuant to the Title Policies.

     (g) Except as set forth on Section 3.4(g) of the Disclosure Schedule, (i)
there is no physical damage to any Improvements for which there is no insurance in effect covering the cost of restoration, except for such physical damage that would not have a material adverse effect on the value, condition or operation of any such property or any material portion thereof and (ii) each Owned Property is an independent property that does not rely on any facilities (other than public facilities and public roads) located on any property not included in such
Owned Property to fulfill any requirement of any Authority or for the furnishing to such Owned Property of any essential building systems or utilities or access, except for any such reliance for which such Owned Property has a legal or equitable right with respect thereto.

     (h) All Authorizations, including certificates of occupancy, required by any Authority for the use, occupancy and operation of each Site (with respect to all Improvements), in the manner in which such property is currently being used, occupied and operated, have been obtained and are in full force and effect, and
Sellers have delivered to Purchaser a true and correct copy of each such
Authorization.

     (i) The Improvements related to each Site lie wholly within the boundaries and building restriction lines of such Site, and no improvements on adjoining properties encroach upon such property, and no easements or other encumbrances affecting such property encroach upon any of the Improvements, so as to affect the value or marketability of such Owned Property or Leasehold Property, as the case may be.

     (j) There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Site.

     (k) Each of the Sites, including the operations thereof, is in compliance with all Applicable Laws in all material respects, and neither the Sellers nor their Affiliates has received notice of any complaint, investigation, order or other action from any Authority or other Person as to the condition, operation or Authorizations of any of the Sites or the Towers.

     (l) Other than Liens securing the Indebtedness for borrowed money and the
Permitted Exceptions, there are no Liens or defects in title to any Site, or any matters affecting title to, or ownership of, any such properties.

     (m) Except as disclosed in Section 3.4(m) of the Disclosure Schedule, (i)
the Company has obtained or is a party to all Authorizations, agreements,
Easements or other rights that are necessary to permit the lawful use and operation of the Improvements as they are being used, or that are necessary to permit the lawful use and operation of all driveways, roads and other

                                       13

means of lawful egress and ingress to and from the Sites, (ii) all such
Authorizations, agreements, Easements and other rights are in full force and effect, and, to the Company and each Seller's Knowledge, there is no pending threat of modification or cancellation thereof and (iii) neither the Company nor its Affiliates nor Sellers have received any written notice of any violation of any Law or expected change in Law issued by an Authority that would have a
Material Adverse Effect on any Site or portion thereof.

     (n) Except as disclosed on Section 3.4(n) of the Disclosure Schedule, (i)
there are no condemnation or rezoning proceedings that are pending or, to the
Company and each Seller's Knowledge, contemplated or threatened, with respect to any of the Sites or for the relocation of roadways providing access to such
Sites or (ii) there are no zoning, building or similar Laws or conditions or agreements contained in any Easement, restrictive covenant or any similar instrument or agreement affecting any Site that are or will be violated by the continued maintenance, operation or use of any Improvements or the Sites.

     (o) Except as disclosed in Section 3.4(o) of the Disclosure Schedule, the
Company has good and valid title to all of the personal property of the Business included in the Tower Assets. The personal property of the Business included in the Tower Assets is (i) owned by the Company and (ii) in good operating condition and fit for the purposes for which the Company is currently using them in connection with the Business, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

     (p) Section 3.4(p) of the Disclosure Schedule sets forth a true and complete list of all of the assets of the Company. The Tower Assets constitute all of the assets, properties, rights, Authorizations and agreements which are being used by the Company in the Business as conducted by the Company, and include all of the assets, properties, rights, Authorizations and agreements necessary to conduct the Business in substantially the same manner as the
Business has been conducted by the Company.

     Section 3.5. Towers; Improvements; Tower Lighting Systems.

     (a) Section 3.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Improvements constituting Towers, buildings and shelters, and all Equipment. Such schedule sets forth the height of the Tower, tower types, and whether the Tower has a Tower Lighting System. There are no structural defects affecting any of the Improvements or any portion thereof, and there are no latent defects that would individually or in the aggregate, have a material adverse effect on the value, condition or operation of any of them or any material portion thereof; all Improvements have been maintained in accordance with normal communications tower industry practice and governmental standards. The Improvements are in good working order, in operating condition and repair adequate for the purposes for which the Company is currently using them in connection with the Business, and require no repair, replacement, or rehabilitation (subject to normal wear and tear), other than ordinary course maintenance. All Improvements are suitable for the purposes for which the
Company is currently using them in connection with the Business, and the Company has good and marketable title to all Improvements, free and clear of any Liens, other than Liens securing the Indebtedness for borrowed money (which Liens shall be released and discharged prior to the Closing Date). Each Tower Lighting
System is in good working order, in operating condition and repair adequate for

                                       14

normal operation and requires no repair, replacement or rehabilitation (subject to normal wear and tear). On the Closing Date, as applicable, all light bulbs in
Tower Lighting Systems are in good working order, except as set forth in the
NOTAM Report.

     Section 3.6. No Untrue Statements.

     The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Sellers to Purchaser in connection with this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Sellers to
Purchaser in connection with this Agreement and the transaction contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated, there is no fact known to Sellers that could reasonably be expected to have a material adverse effect on the Business or its operations, that has not been disclosed herein, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Purchaser for use in connection with the transaction contemplated hereby.

     Section 3.7. Authorizations.

     (a) Section 3.7(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Authorizations in the possession of or issued to
Company (the "Business Permits").

     (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule:

          (i) each Site (and all related Improvements) has been constructed and the Business has been conducted and operated, and is being conducted and operated, in accordance with all Authorizations in all material respects
     (including from the FAA, FCC, United States Army Corps of Engineers, Tribal
     Historic Preservation Officer and State Historic Preservation Officer, if
     applicable) and in compliance with all Applicable Laws (including Laws relating to zoning and similar restrictions relating to the use or enjoyment of real property);

          (ii) the Business Permits constitute all the material Authorizations that are necessary for the ownership and operation of the Business, each
     Site and each Tower Asset (including from the FAA, FCC, United States Army
     Corps of Engineers and State Historic Preservation Office, if applicable);

          (iii) none of the Business Permits are subject to any restriction or condition that could limit in any material respect the ownership or operations of any of the Sites as currently conducted, except for restrictions and conditions generally applicable to Authorizations of such type;

          (iv) all Business Permits are valid and in good standing, are in full force and effect and are not impaired in any material respect by any act or omission of the Company or any of its Affiliates or Representatives, and
     the ownership and operation of

                                       15

     the Tower Assets are in accordance, in all material respects, with the
     Business Permits, including all lighting and marking requirements imposed by the FAA and FCC;

          (v) no Third Party Consents are required to be obtained, made or given by the Company or any of its Affiliates from any Authority in order to consummate the Purchase and the other transactions contemplated hereby and by the Collateral Documents;

          (vi) no Business Permit is the subject of any proceeding to revoke, or to suspend, restrict or terminate any such Business Permit or to fine or admonish the Company or any of its Affiliates;

          (vii) all Improvements are in compliance in all material respects with applicable zoning requirements, wetlands requirements, the National
     Historic Preservation Act and any related or similar state Laws, land use
     Laws and applicable title covenants, conditions, restrictions and reservations in all respects, now and at the time of development of the related Site as a communications facility;

          (viii) there are no NOTAMs associated with any of the Sites that have not been properly closed or extended in accordance with Applicable Law;

          (ix) no Event exists or has occurred, that constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, a breach, violation or default, under any Authorizations or any
     Applicable Law; and

          (x) All applicable building permits and zoning approvals have been obtained by Sellers with respect to the present use of the Sites as communications tower sites.

     Section 3.8. Utility Payments.

     Except as set forth in Section 3.8 of the Disclosure Schedule, the Company has paid or will, at or prior to the Closing, pay all outstanding obligations for utilities relating to the Tower Assets then being sold, transferred, assigned and conveyed.

     Section 3.9. Tax Matters.

     (a) All Tax Returns required to be filed by, or on behalf of, the Company are true, correct and complete in all material respects, have been prepared in compliance with all Applicable Laws, and have been duly and timely filed;

     (b) The Company has paid all Taxes that are due, including all disputed
Taxes for which the Company is seeking a refund;

     (c) The Company has delivered to Purchaser correct and complete copies of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998, and all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods;

                                       16

     (d) No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Authority against the Company;

     (e) Neither the Company nor any Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly or indirectly liable and no such proceeding has been threatened;

     (f) No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Companies or the payment by, or assessment against the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding;

     (g) No Legal Actions have been asserted or are threatened against Company in respect of any Tax for which the Company may be directly or indirectly liable;

     (h) The Company has not agreed to make any adjustment by reason of a change in its accounting method that would affect the taxable income or deductions of the Company for any period following the Closing Date; the Company is not required to include income in any amount under Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the
Closing Date; and the Company will not be required to include in a Taxable period on or after the Closing Date Taxable income attributable to income that economically accrues in a taxable period ending on or before the Closing Date, including without limitation, as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting;

     (i) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

     (j) None of the assets of the Company directly or indirectly secures any
Indebtedness the interest on which is tax-exempt under Section 103(a) of the
Code; and

     (k) There are no Liens for Taxes as of the Effective Date upon any of the assets of Company, except for statutory Liens for Taxes not yet due or delinquent;

     (l) The amounts of Taxes withheld by or on behalf of the Company with respect to all compensation paid to employees, consultants, contractors or other persons for all periods on or before the date hereof and the Closing Date have been (or will be, as the case may be) proper and accurate in all respects, and all deposits required with respect to such compensation have been (or will be)
made in compliance in all respects with the provisions of all applicable Tax
Laws;

     (m) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

                                       17

     (n) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return;

     (o) Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Membership
Interests to the Purchaser, and there are no applicable state withholding requirements;

     (p) No claim has ever been made by an Authority against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the
Company is or may be subject to Taxes assessed by such jurisdiction.

     (q) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (r) Section 3.9(r) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the
Companies are required to file Tax Returns relating to the Business.

     (s) No Tax claims, audits, or examinations are proposed or pending with respect to the Company, the Business or the Tower Assets. No closing agreement or similar binding agreement relating to Taxes has been entered into by or with respect to the Company, the Business or the Tower Assets. No invoice relating to
Taxes has been received by or with respect to the Company, the Business or the
Tower Assets.

     (t) The Company has complied in all respects with the provisions of the
Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Authority all such amounts required.

     (u) The Company has filed a tax protest with the State of Tennessee in regard to the real estate and personal property taxes for the 2003 tax year which were paid (and are included as tax expense in the calculation of Tower
Cash Flow) with respect to certain Towers and Sites located in the State of
Tennessee. Section 3.9(u) of the Disclosure Schedule shows all amounts paid in regard to such disputed taxes and the amount of refund which is claimed by the
Company. In accordance with the provisions of Section 2.5 hereof, Sellers shall be entitled to any refund of taxes for year 2003 and earlier, and any refund of taxes for year 2004 shall be prorated between Sellers and Purchaser.

     Section 3.10. Insurance

     (a) The Company maintains policies of fire and extended coverage and casualty, liability and other forms of insurance relating to the ownership and operation of the Business, each of the Tower Assets, and each Site in such amounts and against such risks and losses as are customary for similar businesses and assets similarly situated. Section 3.10 of the Disclosure
Schedule sets forth a true and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, Tower Assets and Sites, together with a statement of the aggregate amount of Claims paid out, and Claims

                                       18

     pending, under each such insurance policy or other arrangement from
     January 1, 2001 through the Effective Date.

     (b) Except as disclosed in Section 3.10 of the Disclosure Schedule, all such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in compliance with the terms and provisions of such policies.
Furthermore, (i) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement threatened, (ii) there is no Claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (iii) the
Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

     Section 3.11. Casualties.

     Since July 1, 2003, no Tower Asset of the Company has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) with respect to any Tower Asset. No Seller is aware of any circumstance which is likely to cause the Company or its Affiliates to suffer any Material Adverse Change in its business, operations or prospects, including that of any Site.

     Section 3.12. Utilities and Access.

     Except as set forth in Section 3.12 of the Disclosure Schedule, (a) the utility services currently available to each Site are adequate for the present and intended customary use of such Site, are in the name of the Company and are being supplied by utility companies pursuant to valid and enforceable contracts or tariffs, and there is no condition, individually or in the aggregate, which will result in the termination of utility services to such Site and (b) the
Company and each Ground Lessor, as applicable, has obtained and caused to be recorded all Easements and rights-of-way to and from each of the Sites that are reasonably necessary to provide the utility services referred to in clause (a)
above and that are reasonably necessary for ingress and egress to public roads.
Such Easements and rights-of-way inure to the benefit of the Company and upon the Closing, will inure to the benefit of Purchaser as successor in title to the
Membership Interests, and no action is pending or, to the Company or any
Seller's Knowledge, threatened or Event existing which, individually or in the aggregate, would have the effect of terminating or limiting such utilities. All costs of installation of such utility services have been fully paid.

     Section 3.13. Material Agreements.

     True, correct and complete copies of each Ground Lease and Tenant Lease (in the form to be executed and with all blanks properly completed and all schedules and exhibits attached thereto) have been provided to Purchaser. Section 3.13 of the Disclosure Schedule

                                       19

contains a true, accurate and complete list of all Related Contracts. Except as set forth in Section 3.13 of the Disclosure Schedule:

     (a) each Tenant Lease, Ground Lease and Related Contract is in full force and effect, has not been modified or amended (except for written modifications or amendments, correct and complete copies of which have been provided to
Purchaser), has been duly authorized, executed and delivered by the Company and, to the Knowledge of the Company and each Seller, the other parties thereto, and is a legal, valid and binding obligation of the Company and, to the Company and each Seller's Knowledge, each of the other parties thereto, in each case, enforceable against each of the parties thereto in accordance with its terms;

     (b) To the Company's or any Seller's Knowledge, no other party to a Ground
Lease, Tenant Lease, or Related Contract has failed to duly comply with all of the material terms and conditions of each such Ground Lease, Tenant Lease,
Related Contract or has done or performed, or failed to do or perform (and no
Claim is pending or, to the Company or any Seller's Knowledge, threatened, to the effect that the Company, the other party thereto or any of its Affiliates has not so complied, done and performed or failed to do and perform) any act which would constitute a breach or default under, or would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both), any of such Ground Leases, Tenant Leases or Related
Contracts or in any material respect impair the rights or benefits of, or materially increase the costs of the Company under any of such Ground Leases,
Tenant Leases or Related Contracts;

     (c) none of the Ground Leases, Tenant Leases or Related Contracts contain any restriction or limitation that would purport to restrict or limit the ability of Purchaser or any Affiliate thereof to compete, directly or indirectly, with any Person or to engage, directly or indirectly, in any line of business or in any line of business within a specified territory or during a specified period of time;

     (d) at the Closing, there will be no agreements under which a third party has the right to market or lease tower space to any Person at a Site pursuant to a marketing, management or other agreement;

     (e) a Memorandum of Lease (or the Ground Lease itself) has been duly recorded for each Site subject to a Ground Lease prior to the Effective Date, and true, correct and complete copies of any amendments or modifications to the terms of any such Ground Lease since the recordation of the Memorandum of Lease
(or the Ground Lease) relating thereto have been provided to Purchaser;

     (f) there are no oral Easements, Tenant Leases, Ground Leases or Related
Contracts, and there are no oral amendments, modifications or supplements thereto; and

     (g) Except as set forth in Section 3.13 (g) of the Disclosure Schedule, the
Ground Lessor (or an assignee or successor thereof) under each Ground Lease is the current record title owner of the underlying Land.

                                       20

     Section 3.14. Environmental Matters.

     (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, with respect to each Site:

          (i) neither the Company nor any of its Affiliates (with respect to the
     Business) nor, to the Company's or any Seller's Knowledge, any third party has entered into or received any Order or other orders, or other administrative or judicial requirements to any Environmental Law and no such Person is a party in interest with respect to any Order, issued pursuant to any Environmental Law;

          (ii) neither the Company nor any of its Affiliates (with respect to the Business) nor, to the Company's or any Seller's Knowledge, any third party (A) is the subject of any Environmental Claim relating to the
     Business or the Tower Assets and, to the Company and each Seller's
     Knowledge, no such Environmental Claim is threatened, (B) has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with
     Environmental Laws with regard to such Site or the Business or (C) has
     Knowledge or reason to believe that any such notice described in clause (B)
     will be received or is being threatened;

          (iii) the Company has obtained all Environmental Authorizations required to operate such Site and the related Tower Assets, and each such
     Environmental Authorization is in full force and effect and the Company has been and is in compliance in all material respects with the terms of all such Environmental Authorizations;

          (iv) (A) no operations or activities conducted on such Site by the
     Company or any of its Affiliates or, to the Company's or any Seller's
     Knowledge, any third party are, or have been, in violation of or delinquent under any Environmental Laws and (B) the Company has not received any written notice, and neither the Company nor any Seller has any Knowledge, of any violation of or delinquency related to the Properties or arising out of such operations with respect to any Environmental Laws;

          (v) no Hazardous Substances in amounts or concentrations which constitute or constituted a violation of or could reasonably be expected to give rise to liability under, any Environmental Law have been placed on any
     Site by the Company, and, to each Seller's knowledge, no third party has placed any Hazardous Substances on any Site;

          (vi) there has been no release or threat of release of Hazardous
     Substances by the Company at or from such Site, or arising from or related to the operations of the Company or any of its Affiliates, and, to the
     Company's and each Seller's Knowledge, there has been no release or threat of release of Hazardous Substances at or from such Site by any third party, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws;

          (vii) neither the Company nor any of its Affiliates nor, to the
     Company's or any Seller's Knowledge, any third party has taken (or caused to be taken)

                                       21

     any action or omitted to take (or prevented any Person from taking or caused any Person not to take) any action that (x) would result in such
     Site not being in compliance with all Environmental Laws, (y) has caused or may cause any contamination at, under or about such Site or (z) has caused or may cause a violation of any Environmental Law and except to the extent any such actions or omissions, individually or in the aggregate, are not reasonably expected to interfere with the continued operation of such Site or materially impair the fair saleable value thereof; and

          (viii) (A) neither the Company nor any of its Affiliates, nor to the
     Company or any Seller's Knowledge, any third party owns, operates, uses or leases any underground or above ground storage tanks in or on any Site and
     (B) to the Company and each Seller's Knowledge, no third party owns, operates, uses or leases any petroleum or diesel underground or above ground storage tanks in or on any Site.

     (b) Section 3.14(b) of the Disclosure Schedule sets forth a true and correct list of all environmental site assessment reports, NEPA reports or similar documents existing in the files, custody or control of the Company or any of its Affiliates or any third party with respect to each Site for which an environmental report has previously been prepared. True, correct and complete copies of all such environmental site assessment reports have been provided to
Purchaser.

     Section 3.15. Security Deposits.

     Section 3.15 of the Disclosure Schedule sets forth a true, correct and complete list of the Security Deposits (including the amounts thereof) currently held by (a) a landlord or easement grantor under any Ground Lease or (as applicable) and (b) the Company under any of the Tenant Leases. The Security
Deposits are being maintained in accordance with the provisions of the applicable Ground Leases or Tenant Leases and Applicable Law, and no Security
Deposits that were in the possession of the Company during its ownership of the applicable properties have been applied except in accordance with the provisions of the applicable Tenant Lease.

     Section 3.16. Reserved

     Section 3.17. Tower Assets.

     The Tower Assets constitute all the assets and properties that are used or held for use by the Company in the operation and conduct of the Business, and are sufficient for the conduct of the Business as currently conducted by the
Company. With respect to each Site, the Tower Assets constitute all of the
Company's assets associated with such Site. All ownership rights, and right, title and interest in, to and under the Tower Assets are owned solely by the
Company.

     Section 3.18. Affiliate Transactions.

     Section 3.18 of the Disclosure Schedule sets forth all Affiliate
Transactions in effect or that were in effect since December 31, 2002. Except as set forth on Section 3.18 of the Disclosure Schedule none of the Tower Assets involves an Affiliate Transaction.

                                       22

     Section 3.19. Broker or Finder.

     No agent, broker, investment banker, financial advisor or other firm or
Person engaged by or on behalf of the Company is or will be entitled to any fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

     Section 3.20. Litigation and Related Matters.

     Set forth on Section 3.20 of the Disclosure Schedule is a list of (a) Legal
Actions pending against Sellers or the Company or, to the Knowledge of the
Company and each Seller, threatened against any Seller or the Company, or the
Business or any property or rights of the Company, at law or in equity, before or by any Authority and (b) all worker's compensation claims outstanding against
Company. Except for the tax protest disclosed in Section 3.20 of the Disclosure
Schedule, Company is not currently planning to initiate or is aware of any set of facts that would warrant initiating any action, suit, or proceeding before any Authority. Neither Company nor any Seller is subject to any continuing Order of any Authority, applicable specifically to its business, operations, assets or employees, nor in default with respect to any Order of any Authority with respect to its assets, business, operations or employees. Company is in compliance with all applicable Laws and Orders.

     Section 3.21. Intellectual Property

     (a) Section 3.21 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned by Company ("Company
Intellectual Property").

     (b) Company owns or possesses sufficient legal rights to all Intellectual
Property necessary for or used in the Business without any infringement of the rights of others. Company has not violated, is violating or, by conducting the
Business, could violate, or infringe upon, any Intellectual Property of any other Person, and neither Company nor any Seller has Knowledge of any violation by any Person of any Company Intellectual Property. No Seller has received any notice from any Person claiming infringement of a Person's Intellectual Property rights.

     (c) Each item of Company Intellectual Property owned by the Company is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company
Intellectual Property have been filed with the relevant authorities in the
United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

     (d) Company has taken all steps that are reasonably required to protect its rights in, and the confidentiality of, the Company Intellectual Property belonging to Company or provided by any other Person to Company. To the
Knowledge of Company and each Seller, no employee of Company is obligated under any agreement or commitment, or subject to any Order

                                       23

of any Authority, that could interfere with such employee's duties to the
Company, or that could conflict with the Business of the Company.

     Section 3.22. Employee Benefit Plans.

     (a) Except as set forth on Section 3.22(a) of the Disclosure Schedule, neither Company nor any ERISA Affiliate maintains or contributes to, nor have they ever maintained or contributed to, any "employee pension benefit plans" as defined in Section 3(2) of ERISA, "welfare benefit plans" as defined in Section
3(l) of ERISA, or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement maintained or contributed to by Company or any of its
ERISA Affiliates or to which Company or any of its ERISA Affiliates, contributes or is obligated to make payments thereunder or otherwise may have any liability
(collectively, the "Employee Benefit Plans") .

     (b) Neither Company nor any of its respective ERISA Affiliates have ever maintained or contributed to any pension plan subject to Title IV of ERISA or
Section 412 of the Code or 302 of ERISA. Neither Company nor any of their respective ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are or have been made by Company or any of its ERISA Affiliates or as to which Company or any of its ERISA Affiliates may have liability and that is covered by Title IV of ERISA ("Multiemployer Plan") covering employees (or former employees)
employed in the United States. Neither Company nor any ERISA Affiliate has
incurred any liability or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively)
with respect to any Multiemployer Plan or (ii) on account of unpaid contributions to any such Multiemployer Plan.

     (c) All contributions to, and payments from, the Employee Benefit Plans which are required to have been made by Company, or any of its respective ERISA
Affiliates with respect to any period ending on or before the Closing Date, in accordance with the Employee Benefit Plans, have been timely made. Company has performed all obligations required to be performed by it under, is not in violation of, and has no Knowledge of any other party to any Employee Benefit
Plan. Each Employee Benefit Plan has been established and maintained in all material respects in accordance with and in compliance with its terms and all applicable laws including ERISA and the Code.

     (d) Except as disclosed on Section 3.22 of the Disclosure Schedule hereof, neither Company nor any of its respective ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

     (e) The Employee Benefit Plans intended to qualify under Section 401 of the
Code have been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of the Company, no event has occurred and no condition exists with respect to the form or operation of such

                                       24

Employee Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under
ERISA or the Code.

     (f) To the Knowledge of the Company, there are no investigations pending by any Authority involving any Employee Benefit Plan or, to the Knowledge of the
Company, any Multiemployer Plan. There are no pending or threatened claims
(other than routine claims for benefits), suits or proceedings against any
Employee Benefit Plan, against the assets of any of the trusts under any
Employee Benefit Plan or against Company or any ERISA Affiliate or fiduciary of any Employee Benefit Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Employee Benefit Plan or against the assets of any trust under such plan, nor, to the knowledge of
Company, are there any facts which would give rise to any liability.

     (g) Neither Company nor any employee thereof, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Employee Benefit Plan, has ever engaged in a
"prohibited transaction" (as such term is defined in Section 4975 of the Code or
Section 406 of ERISA) which could result in a tax or penalty on Company under
Section 4975 of the Code or Section 502(i) of ERISA ("Prohibited Transaction").

     (h) Neither Company nor any employee thereof has ever engaged in any
Prohibited Transaction with respect to any Multiemployer Plan.

     (i) Neither Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA which is currently outstanding.

     (j) Except as disclosed on Section 3.22(j) of the Disclosure Schedule hereof, neither Company nor any of its respective ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any Multiemployer Plan covering employees (or former employees)
employed in the United States. Neither Company nor any ERISA Affiliate has
incurred any liability or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively)
with respect to any Multiemployer Plan or (ii) on account of unpaid contributions to any such Multiemployer Plan. Section 3.22 of the Disclosure
Schedule lists, for each Multiemployer Plan, Company's best estimate, based upon the information supplied by each Multiemployer Plan, of the amount of withdrawal liability that would be incurred if the Company and its ERISA Affiliates were to make a complete withdrawal from each such plan as of the dates specified on
Section 3.22 of the Disclosure Schedule.

     (k) Except as disclosed on Section 3.22(k) of the Disclosure Schedule hereof, with respect to each of the Employee Benefit Plans, there exists complete and accurate plan documents to the extent required by ERISA or any other Law, and the Company has delivered to Purchaser true, correct and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the
Employee Benefit Plans, (iii) the most recent Forms 5500, if applicable, and
(iv) any correspondence with the

                                       25

Internal Revenue Service, the Pension Benefit Guaranty Corporation, the
Department of Labor or any other Authority.

     (l) Except as disclosed on Section 3.22(l) of the Disclosure Schedule hereof, none of the "welfare benefit plans" as defined in Section 3(l) of ERISA maintained by Company provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. The Company maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code and has complied with the notice and continuation requirements of Section 4980B of the
Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, either impair the Company's ability to consummate the Transaction or perform their obligations hereunder or have a Material Adverse Effect.

     (m) No liability under any Employee Benefit Plan has been funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (n) The Company is not obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Section 280G of the Code.

     Section 3.23. Employees; Employee Relations.

     (a) Section 3.23 of the Disclosure Schedule sets forth (i) all current and former employees of Company since January 1, 2001 and all independent contractors of the Company since January 1, 2003, (ii) all transactions between the Company and any of its directors, managers, officers or employees since
January 1, 2003, resulting in aggregate payments to such person in excess of
$10,000 during such period, (iii) all accrued but unpaid vacation pay owing to any director, officer, manager, employee, independent contractor or consultant of the Company as of the Effective Date, and (iv) any current employment or consulting agreements for which the Company is a party with any director, officer, manager, employee, independent contractor or consultant.

     (b) Except as disclosed on Section 3.23 of the Disclosure Schedule, the
Company is not a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization, and the Company has never experienced any material labor difficulties. There are no labor disputes existing, or to the Knowledge of the
Company or any Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of the Company or any Seller, is threatened. No charges or proceedings before the National Labor Relations Board, or similar
Authority, exist, or to the knowledge of the Company or any Seller, are threatened.

                                       26

     (c) As of the Closing, the Company will have no employees and all liabilities related to prior employees, including, but not limited to, vacation, severance, commissions and bonuses shall have been paid in full. The Company's relationship with its current and former employees is good. No legal proceedings, charges, complaints, or similar actions exist under any Laws affecting the prior or existing employment relationship, and to the Knowledge of the Company and each Seller, no proceedings, charges, or complaints are threatened under any such Laws and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies;
no Authority has issued an Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company. The
Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to such Company and no such investigation is in progress. The Company has complied with all applicable Laws relating to the Company's employment of its employees, including but not limited to, those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, discrimination and the withholding of payroll taxes.

     (d) The Company has not incurred any liability or obligation under the
Worker Adjustment and Retraining Notification Act (the "WARN Act") or similar state laws.

     Section 3.24. No Illegal Payments, Etc.

     Neither the Company nor any of its respective directors, officers, managers, employees, agents, shareholders or members has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company
(or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     Section 3.25. Interests in Other Persons.

     Except as set forth on Section 3.25 of the Disclosure Schedule, no director, officer, manager, member or Affiliate of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization which is a client, supplier, franchisee, patient, distributor, contractor, broker, lessor, lessee, sublessor, or sublessee of or otherwise having a contractual relationship with the Company. Ownership of securities of an entity that has a class of securities registered under the Securities
Exchange Act of 1934, as amended, not in excess of five percent (5%) of any such class shall not be deemed to be a financial interest for purposes of this
Section 3.25.

                                       27

     Section 3.26. Officers and Managers.

     Set forth on Section 3.26 of the Disclosure Schedule is a list of the officers and managers of the Company.

     Section 3.27. Bank Accounts and Powers of Attorney.

     Section 3.27 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section
3.27 of the Disclosure Schedule. Except as disclosed on such Schedule, the
Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers on the Effective Date and on the Closing Date, as if made on each such date, as follows:

     Section 4.1. Organization and Business; Power and Authority; Effect of
Transaction.

     (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.

     (b) Purchaser has all requisite organizational power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document and to consummate the
Purchase and other transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement and each
Collateral Document have been duly authorized by all requisite organizational action or similar action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Collateral
Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Purchase and the other transactions contemplated hereby and thereby when executed and delivered by Purchaser will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     (c) Neither the execution, delivery and performance by Purchaser of this
Agreement or any Collateral Document, nor the consummation of the Purchase and the other transactions contemplated hereby and thereby, or compliance with the terms, conditions and provisions hereof or thereof by Purchaser, (i) will conflict with, or but for any requirement of giving notice or passage of time or both could result in a breach or violation of, or constitute a default or permit the acceleration of any obligation or the termination of any rights under (A)
any Organizational Document of Purchaser, (B) any Applicable Law or (C) any of
the terms of any contract, agreement, license, lease, indenture, mortgage, loan agreement, note or other instrument

                                       28

to which Purchaser may be bound and (ii) will not require Purchaser to obtain any Authorization or make any filing with any Authority, other than filings with
Authorities relating to notifications of changes in ownership.

     Section 4.2. Broker or Finder.

     No agent, broker, investment banker, financial advisor or other firm or
Person engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to a fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

     Section 4.3 Investment Purchaser. Purchaser represents and warrants to the
Company and the Sellers that:

     (a) The Membership Interests to be purchased by Purchaser hereunder are being acquired for investment for Purchaser's own account, not as a nominee or agent or on behalf of any other persons or entities, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933 and regulations and rules issued pursuant thereto (the "Securities
Act"), and Purchaser has no present intention of selling, granting any participation or interest in, or otherwise distributing the same.

     (b) Purchaser is an "Accredited Investor" as defined in the Securities Act.

     (c) Purchaser understands that the Membership Interests are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that, in addition to any restriction on transfer provided hereunder or pursuant to the Securities Act, such securities may be resold without registration under the Securities Act only in certain limited circumstances.

                                   ARTICLE 5

                                   COVENANTS

     Section 5.1. Access to Information; Confidentiality.

     (a) From the Effective Date until the two (2) year anniversary of the
Closing Date, Sellers shall cooperate to afford and shall cause its Affiliates to cooperate to afford Purchaser and its Affiliates, officers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents (collectively, the
"Representatives") reasonable access to all of their Representatives, and any properties, contracts, studies and reports, environmental studies and reports, commitments, books and records relating to the ownership of the Membership
Interests or ownership and operation of the Company, the Business and the Tower
Assets, any accounting books and records and Tax Returns and records remaining in the possession and control of the Sellers after the Closing Date; and, during such period, shall furnish promptly upon written request such other information concerning any of the foregoing as Purchaser shall reasonably request.

                                       29

     (b) From and after the Effective Date, each of the Purchaser and each
Seller shall, and shall cause each of its respective Affiliates and
Representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any
Confidential Information relating to the Company, the Tower Assets or the
Business as such relates thereto and any information relating to the monetary or other material terms of this Agreement. The obligations of the parties under this Section 5.1(b) shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.1(b); or (ii) is required to be disclosed by Law; provided, however, in any such case, a party desiring to disclose such information, subject to such requirement, shall notify the other non-disclosing party or parties as early as practicable prior to disclosure to allow such other non-disclosing party or parties to take appropriate measures to preserve the confidentiality of such information. The obligations of Purchaser under this
Section 5.1(b) shall also not apply to the extent Purchaser is required to disclose such information as is necessary (i) to consummate the Purchase and to secure financing for the Purchase, (ii) to sell any Tower Assets, or (iii) to the extent Purchaser or its Representatives deems it prudent and/or required pursuant to any Law or Order.

     Section 5.2. Supplement to Disclosure Schedule, Etc.

     (a) From and after the Effective Date, and continuing to and through the
Closing Date, Sellers shall promptly supplement the Disclosure Schedule with respect to any matter that (i) if known or in existence prior to the Effective
Date hereof, would have been required to have been set forth in the Disclosure
Schedule or (ii) makes any of the representations and warranties of Sellers contained in this Agreement or in any Collateral Document untrue or inaccurate.
Additionally, Sellers shall promptly give written notice to Purchaser of any
Event that would constitute a breach by Sellers of any agreement or covenant of
Sellers contained in this Agreement or in any Collateral Document. No such supplement or notice will (A) be deemed to cure any breach or inaccuracy of any representation or warranty made pursuant to this Agreement or any Collateral
Document or result in the assumption by Purchaser or Sellers of any obligation or liability that on the Effective Date is not expressly contemplated to be so assumed by Purchaser hereunder unless (x) such representation or warranty relates to a Site, (y) such breach or inaccuracy is (l) inadvertent and immaterial or (2) the result of Events occurring after the Effective Date which are not caused by or within the control of any of Sellers or any of their
Affiliates, and (z) Purchaser waives the condition to Closing that such representation or warranty be true and correct and does not require such Site to be conveyed by Company to Sellers or their Affiliates as provided in Section 7.3 hereof, or (B) except to the extent the Closing occurs in the circumstances described in clause (A) above, relieve Sellers of any obligation or liability under this Agreement or any Collateral Document as a result of any inaccuracy or breach of such representation or warranty when made or deemed to have been made or any breach of covenant or agreement, including the indemnification obligations and liability under Article 8, or (C) affect the determination as to whether or not the conditions to Purchaser's obligations hereunder (including those set forth in Article 6) have been satisfied.

     (b) No investigation conducted by Purchaser or any of its Affiliates or
Representatives made heretofore or hereafter pursuant to this Section 5.2 or otherwise, nor (except as otherwise set forth in Section 5.2(a)) the consummation of any of the transactions contemplated hereby or the waiver of any condition to the Closing shall affect any representation, warranty,

                                       30

agreement or covenant of the Company in this Agreement or in any Collateral
Document or the rights and remedies of Purchaser under Article 8, except as otherwise set forth in Section 8.

     Section 5.3. Agreement to Cooperate; Certain Other Covenants.

     (a) Sellers shall in good faith use its best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the Purchase and (ii) to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Purchase, including, in all cases using its best efforts to obtain the satisfaction of the conditions specified in Article 6.

     (b) The parties hereto shall cooperate with one another in the preparation of all Tax Returns, applications or other documents regarding any Taxes on transfer, recording, registration or other fees which relate to any period that begins on or before the Closing Date, or ends after the Closing Date. The parties shall also cooperate with each other and each other's Representatives in connection with the preparation or audit of any Tax Returns and any Tax claim or litigation in respect of the Company or the Business that include taxable periods (or portions thereof), activities, operations or events ending on the
Closing Date, which cooperation shall include, but not be limited to, making available documents and employees, if any, capable of providing information or testimony. Additionally, Sellers acknowledge and agree that (i) Purchaser requires an audit of Company's accounting books and records as required by the
Securities Exchange Act of 1934, as amended; (ii) the results of such audit will be included in Purchaser's filings with the Securities and Exchange Commission;
and (iii) Sellers will cooperate fully with Purchaser in regard to the audit, including but not limited to, signing customary representation letters for auditors.

     (c) Sellers shall cooperate with Purchaser (i) in taking all action reasonably required by Purchaser and designed to reduce any Taxes or other liabilities arising from or in connection with the transactions contemplated by this Agreement and by any other documents between the parties if and solely to the extent such actions do not impose any material costs on the Company and (ii)
in preparing and filing with the applicable Authorities as promptly as practicable after the Effective Date all applications and amendments thereto required, if any, together with related information, data and exhibits, necessary to request issuance of orders approving the Purchase by all such applicable Authorities. Neither Sellers nor the Company shall make any Tax elections, or take any actions or other steps that materially affect Taxes relating to the Company, without Purchaser's prior written consent.

     (d) Tax Returns. Sellers will cause to be prepared and timely filed (or provided to Purchaser for execution and filing, if applicable) when due (taking into account all extensions properly obtained) all Tax Returns of the Company for Tax periods ending on or before the Closing Date, and all other Tax Returns required to be filed by or on behalf of the Company on or before the Closing
Date. No position will be taken, election made or method adopted on such Tax
Returns without Purchaser's written consent (which will not be unreasonably withheld) that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Taxable periods.
Seller will furnish Purchaser with a copy of such Tax Returns within a reasonable time prior to the proposed filing date together with any

                                       31

underlying information or records reasonably requested by Purchaser or its designated representatives to assist its review. Purchaser will cause to be prepared and timely filed all Tax Returns of the Company that are not described above. If any such Tax Return covers a Tax period beginning before the Closing
Date, Seller and its designated representatives will have the right to review and approve (which approval will not be unreasonably withheld) such Tax Return before it is filed if it could affect Seller's liability for Taxes to any taxing authority or its indemnification obligations to Purchaser under this Agreement.
Any Tax Return described in the preceding sentence will be provided to Seller within a reasonable time prior to the proposed filing date together with any underlying information or records requested by Seller or its designated representatives to assist its review.

     (e) Tax Cooperation After the Closing, Seller and Purchaser will cooperate fully with each other in the preparation and filing of all Tax returns and any
Tax investigation, audit or other proceeding respecting the Company (a "Tax
Proceeding") and will provide, or cause to be provided, any records and other information in their possession or control or in the control of their representatives reasonably requested by such other party in connection therewith as well as access to, and the cooperation of, their respective auditors.
Purchaser will notify Seller in writing promptly upon receipt by Purchaser or any affiliate of Purchaser of any notice of any pending or threatened audits or assessments relating to Taxes with respect to the Company for periods prior to the Closing Date. Seller will have the right to control the handling and disposition of such audit and any administrative or court proceeding relating thereto (and to employ counsel of its choice at its expense) to the extent that such audit or proceeding might result in increased Tax liabilities of Seller for the period covered by the Tax Proceeding or an increase in the indemnification obligations of Seller under this Agreement; provided, however, that if the outcome of the Tax Proceeding could have an adverse effect on Purchaser, or its affiliates, then Purchaser may participate in the Tax Proceeding and Seller will keep Purchaser fully informed in a timely manner as to the status and resolution of such Tax Proceeding. Seller will not agree to any settlement concerning Taxes of the Company which would result in an increase in Taxes of Purchaser or the
Company for any Tax period ending after the Closing Date, without the prior written consent of Purchaser.

     Section 5.4. Estoppels; Non-Disturbance Agreements; Third Party Consents.

     (a) From the Effective Date through the Closing Date, Sellers shall use commercially reasonable efforts to promptly obtain, (i) Third Party Consents with respect to the assignment or transfer of the Non-Assignable Tower Assets to
Purchaser, (ii) a Ground Lessor Estoppel from each of the Ground Lessors and
(iii) where applicable, a Non-Disturbance Agreement from the mortgagee of each
Ground Lessor whose mortgage has priority over any Ground Lease. Sellers shall provide information in reasonable detail from time to time with respect to the actions taken by the Company pursuant to this Section 5.4(a), and Purchaser shall have the right to directly contact the counter parties of the Company with respect to the Ground Leases in connection with the foregoing items. Nothing contained herein shall be deemed to limit or preclude any of Purchaser's options or rights pursuant to Section 7.3.

                                       32

     Section 5.5. Public Announcements.

     Sellers, on the one hand, and Purchaser, on the other hand, shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Purchase and shall not issue any such press release or make any such public statement without the prior written approval of the other, except that either party, without the other party's prior consent (but after having consulted with such party), may issue such press releases or make such public statements as may be required or deemed prudent by Applicable Law or any stock exchange or organization on which its securities may be listed or admitted for trading.

     Section 5.6. Conduct of the Business.

     (a) Company will, and Sellers will cause Company to, prior to the Closing:

          (i) maintain its organizational existence;

          (ii) use best efforts to preserve the Business and its business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, patients, personnel and others having business relations with it;

          (iii) conduct the Business only in the ordinary course in accordance with historical practices;

          (iv) use best efforts to operate in such a manner as to assure that the representations and warranties of the Sellers set forth in this
     Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

          (v) use best efforts to enter into new Tenant Leases for the Tower
     Assets, which shall be approved in advance by Purchaser, in its sole discretion, as to form, content and substance; provided that Purchaser's approval of a new Tenant Lease will not be unreasonably withheld or delayed if such new Tenant Lease is in accordance with the Tenant Leasing
     Guidelines;

          (vi) terminate all Affiliate Transactions (except for Ground Leases with the Affiliates as described in Section 3.18), such that there is no liability thereunder on the part of the Company;

          (vii) cause each manager and officer of the Company to execute and deliver to Purchaser a letter of resignation, effective on the Closing
     Date, resigning such party as a manager or officer of the Company
     ("Resignation Letter");

          (viii) cause each employee of the Company to execute and deliver a
     Release and Resignation Agreement, in the form attached hereto as Exhibit
     "C" (the "Release and Resignation Agreement");

                                       33

          (ix) acquire from TVHT LLC all right, title and interest in the assets associated with the Humphreys tower site located on Humphreys Boulevard in
     Memphis, Tennessee, so that such site shall be included in the Tower Assets at Closing. All representations, covenants and agreements of Seller as to the Tower Assets shall apply to the Humphreys site;

          (x) transfer, prior to Closing, Company's fifty percent (50%) interest in Wolfchase Tower LLC, which owns the assets associated with the Wolfchase tower site located in Memphis, Tennessee, so that such interest in
     Wolfchase Tower LLC shall not be owned by Company at Closing;

          (xi) transfer, prior to Closing, all of Company's right, title and interest in the assets associated with the following sites so that such interests shall not be owned by Company at Closing:

               Atrium tower site located in Pacific Palisades, California;

               Smalco tower site located in Myrtle, Mississippi; and

               Harris Creek tower site located in Batesville, Mississippi.

     (b) Company will not, and Sellers will cause Company not to, prior to the
Closing, without the Purchaser's prior written consent:

          (i) change its method of management or operations in any material respect;

          (ii) dispose of or acquire any material assets or properties or make any commitment to do so; provided, however, the Company will dispose of the assets of the Company listed on Section 5.6(b)(ii) of the Disclosure
     Schedule prior to Closing;

          (iii) incur any Indebtedness, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, in each case other than in the ordinary course of business;

          (iv) modify, amend, cancel or terminate any Ground Lease, Tenant Lease or Related Contract or any other existing agreement or instrument material to Company or the Business;

          (v) make any change in the compensation or benefit plans for any officer, director, manager, employee, agent, representative or consultant of Company, or pay or agree to pay any bonus, severance or similar payment
     (other than bonus payments or other amounts to which Company is committed and which are expressly disclosed in this Agreement);

                                       34

          (vi) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of Company;

          (vii) enter into any contract or agreement with any Seller, any
     Affiliate of any Seller, or any other Person with respect to which Company has any liability or obligation, or which may otherwise have any continuing effect after the Closing;

          (viii) make any distribution, redemption, recapitalization, issuance or other transaction involving the Membership Interests of the Company except for distributions for Taxes and distributions of cash to Members;

          (ix) make any change in its accounting practices or procedures, or make any upward revaluation of any of its assets;

          (x) make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting Company;

          (xi) take any other action which could have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise)
     or prospects of Company or any material division of Company, or could adversely affect or detract from the value of Company its respective assets or the Business;

          (xii) settle or otherwise satisfy in full all accounts and other obligations between Company and any Affiliate; or

          (xiii) commit to do any of the foregoing referred to in clauses
     (i) - (xii).

     Section 5.7. Authorizations.

     Sellers shall execute and deliver to Purchaser, upon request therefor, all written consents and authorizations as may be necessary, in the reasonable opinion of Purchaser or its counsel, to make a search of the records of any federal, state, county or municipal or other governmental or quasi-governmental department, agency or authority having jurisdiction over the Sites in order to verify any provision, covenant, agreement, condition, warranty or representation made by Sellers in this Agreement or any information relating thereto.

     Section 5.8. Maintenance of Property.

     Sellers shall not remove from any Site any article of personal property except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any article removed for repairs shall be returned to such Site promptly upon its repair and shall remain a part of the Tower
Assets whether such article shall be located on such property at the time of the
Closing, and any article so discarded shall be replaced with a new article of similar quality and utility prior to the Closing. The personal property of the
Business included in the Tower Assets shall be maintained by Sellers in good operating condition and repair, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business, through the Closing Date.

                                       35

     Section 5.9. Further Assurances.

     At any time and from time to time after the Closing Date, at the request of
Purchaser, as promptly as reasonably practicable, Sellers shall execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by the Sellers at the
Closing, take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate to Purchaser, and to permit
Purchaser to exercise all rights with respect to the Tower Assets and otherwise to give full effect to the provisions of this Agreement, the Collateral
Documents, the Purchase and the transactions contemplated hereby and thereby.

     Section 5.10. Payments.

     Any payments received by the Sellers or any of its Affiliates in respect of
(i) any Tower Asset or (ii) the Business, in either case, on or after the
Closing Date, shall as of the Closing, be for the account of Purchaser. Any such amounts so received shall be received by any Seller or any of its Affiliates in trust for Purchaser and paid immediately to Purchaser upon receipt thereof.

     Section 5.11. No Solicitation by Sellers.

     After the date hereof and until this Agreement is terminated pursuant to
Section 7.1(c), Sellers shall not, and the Sellers shall cause the Company and their officers, directors, managers, employees, agents and representatives
(including, without limitation, any investment banker, attorney or accountant retained by any of them) not to (a) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of membership interests or stock or similar transaction involving, or any purchase of all or any significant portion of the assets
(other than in the ordinary course of business) of, or any equity interest in,
Company (an "Acquisition Transaction"), or (b) engage in any negotiations concerning, or provide to any other person any information or data relating to
Company for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an
Acquisition Transaction. Sellers shall promptly advise Purchaser of, and communicate to Purchaser the terms of, any such inquiry or proposal Sellers or any Company may receive or of which they become aware.

     Section 5.12. Non-Competition.

     (a) Each Seller covenants and agrees that on and after the Closing Date, and until the twenty-four (24)-month anniversary of the Closing Date (the
"Restricted Period"), such Seller shall not, and shall cause their respective
Affiliates to not, directly or indirectly, individually or for or with any
Person (whether as a consultant, employee, equity or debt holder, officer, director, or otherwise), develop, operate, lease, license, construct, manage, market, or acquire any interest in, any wireless or broadcast communications tower or site within two (2) miles of any Tower Asset (other than the communications tower sites owned by Affiliates and identified in Section 5.12 of the Disclosure Schedule). During the Restricted Period, no Seller nor their respective Affiliates shall (i) solicit, employ, retain as a consultant, interfere with or

                                       36

attempt to entice away from Purchaser, any individual who is, has agreed to be or within twelve (12) months of such solicitation, employment, retention, interference or enticement has been, employed or retained by Purchaser, its
Affiliates or any successor to any of the foregoing or (ii) engage or participate in any effort or act to induce any customers, suppliers, Associates or independent contractors of Purchaser, its Affiliates or any successor to any of the foregoing to cease doing business or their association or employment with
Purchaser, its Affiliates or any successor to the foregoing.

     The Restricted Period shall be tolled with respect to Sellers and their respective Affiliates during any period of violation of this covenant not to compete by any of them and during any other period required for litigation during which Purchaser seeks to enforce this covenant against any of Sellers or any of their Affiliates. In the event that any of the covenants contained in this Section 5.12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. Each Seller acknowledges that both the twenty-four
(24)-month length of time and the geographic scope set forth in this Section
5.12 are considered by it to be reasonable given the nature of the business of the Business and are necessary to the protection of the Business.

     The restrictive covenants contained in this Section 5.12 are each covenants independent of any other provision of this Agreement, and the existence of any
Claim which any of Sellers may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Each Seller acknowledges that Purchaser is purchasing the goodwill of the Company and the Business and the covenants contained in this
Section 5.12 are essential to the protection of Purchaser's investment in the
Company and the Business and that Purchaser would not purchase the Business but for these covenants. Each Seller agrees that a breach by any of Sellers of this
Section 5.12 shall cause irreparable harm to Purchaser and the Business and that
Purchaser's remedies at Law for any breach or threat of breach of the provisions of this Section 5.12 shall be inadequate, and that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 5.12 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at Law.

     (b) Each Seller covenants and agrees that during the Restricted Period, such Seller shall not, and shall cause its Affiliates to not, directly or indirectly, individually or for or with any Person (whether as a consultant, employee, equity or debt holder, officer, director, or otherwise), option, purchase, contract to purchase or otherwise solicit to purchase, any Land which is subject to a Ground Lease or any appurtenant easement rights created under a
Ground Lease. In the event any Seller is offered the right to purchase any Land during the Restricted Period, such Seller shall submit the offer to Purchaser so that Purchaser shall have the right to acquire the subject Land at the same price and on the same terms and conditions as offered to such Seller.

                                       37

     Section 5.13. Schedule of Prepaid Items; Etc.

     (a) At least five (5) days before the Closing Date, Sellers shall provide
Purchaser a true, correct and complete schedule of all Prepaid Items to be transferred to Purchaser at the Closing.

     (b) Within five (5) days after the end of each month from and after the
Effective Date until the Closing, Sellers shall prepare and deliver to Purchaser an amended and restated Section 3.2(g) of the Disclosure Schedule updating the information set forth therein as of the last day of the most recently ended month.

     Section 5.14. Actions with Respect to Title.

     Prior to the Closing, Sellers and/or the Company shall (a) pay, release and discharge all monetary Liens on any of the Tower Assets proposed to be sold, assigned, transferred and delivered hereunder at the Closing, set forth in the
Title Policies or in any title insurance commitments obtained by Purchaser and
(b) use commercially reasonable efforts to cause to be removed from title all other Liens and exceptions to title on the Tower Assets, other than Permitted
Exceptions. In addition, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), Purchaser shall have the right to contact all Ground Lessors, and any other third parties in connection with the matters described in clauses (a) and (b) above.

     Section 5.15. NOTAMs.

     The Company shall provide a copy of each NOTAM filed by or on behalf of the
Company after the NOTAM Report has been delivered to Purchaser within twenty-four (24) hours of the filing thereof.

     Section 5.16. Ground Leases with Affiliates.

     In regard to the Ground Leases listed in Section 3.18 of the Disclosure
Schedule under which Company leases Land from a Ground Lessor which is an
Affiliate, Sellers, on or before Closing, shall amend such Ground Leases to include the provisions set forth in Exhibit "D" attached hereto.

     Section 5.17. Assumed Obligations

     (a) Subject to the terms and conditions set forth in this Agreement, on the
Closing Date, Purchaser shall assume and agree to pay, discharge and perform only those obligations and liabilities of the Company arising under the Ground
Leases, Tenant Leases, and Related Contracts, and with respect to the ownership and operation of the Tower Assets, solely to the extent first arising on or after, and first attributable to the period commencing on the Closing Date (the
"Assumed Obligations"); provided, however, that (i) notwithstanding the foregoing, the Purchaser shall not agree to pay, discharge and perform, and shall not be obligated or have any liability with respect to, the Excluded
Obligations (as defined below), (ii) nothing herein shall preclude the Company from raising any defenses it may have with respect to the Assumed Obligations, and (iii) the Assumed Obligations shall not include any of the Excluded
Obligations.

                                       38

     (b) The Purchaser shall not be obligated to perform any obligation or have any liability or obligation of any kind or nature whatsoever of any of the
Sellers, Company or any of their Affiliates, the Business or otherwise, and at or prior to Closing, the Company shall assign and convey to Sellers or its
Affiliates, and such parties shall assume, all respective obligations of the
Company which are not related to the ownership or operation of the Tower Assets
(such excluded liabilities and obligations, collectively, the "Excluded
Obligations") including, but not limited to, any obligation or liability
(contingent or otherwise):

          (i) not specifically set forth as an Assumed Obligation in Section
     5.17(a);

          (ii) relating to any breach or violation of, or failure to perform (or any alleged breach, violation or failure to perform), any of the obligations, covenants, agreements or undertakings of the Company or any of its Affiliates set forth in any Related Contract, Ground Lease, or Tenant
     Lease arising or attributable to any period prior to the Closing Date;

          (iii) relating to any Excluded Site, the Business, any Tower Asset or
     the Company, to the extent not expressly assumed by Purchaser pursuant to this Agreement;

          (iv) under or in respect of any Indebtedness of the Company or any of its Affiliates;

          (v) for any Taxes, fees, expenses or other amounts (A) required to be paid by the Company or any of its Affiliates pursuant to the provisions of this Agreement or (B) relating or attributable to any period (or any portion thereof) ending prior to the Closing Date;

          (vi) under any Authorizations that arise out of or relate to Events that occurred prior to the Closing Date;

          (vii) to any employee of the Company or any of its Affiliates, including, but not limited to, any employee benefit plan ever maintained or contributed to by the Company or its ERISA Affiliates, in each case, whether incurred before, on or after the Closing Date or under any employment agreement;

          (viii) relating to the Company's (or any of its Affiliates')
     employment of or termination of its employees, whether incurred before, on or after the Closing Date, including obligations under the WARN Act or similar state Laws and any failure to pay or discharge such employees'
     wages when due;

          (ix) that constitutes, may constitute or is alleged to constitute a tort or violation of any requirement of any Law by the Company or any of its Affiliates or Representatives (as defined below), including personal injury Claims arising from or related to Events occurring prior to the
     Closing Date, regardless of when any such Claim is made or brought;

                                       39

          (x) relating to any Legal Action commenced or instituted against the
     Company or any of its Affiliates, whether prior to, on or following the
     Closing Date;

          (xi) arising from any Environmental Claim related to any act (or failure to act) of the Company prior to the Closing;

          (xii) relating to any Affiliate Transaction;

          (xiii) relating to fees, costs and expenses incurred by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and by the Collateral Documents;

          (xiv) relating to any expenses incurred by Company in connection with the operation of the Sites and their administrative functions, including, without limitation, leases for office space, equipment and related services; and

          (xv) any liability or obligation of any kind or nature whatsoever of
     Company, any Seller, or any of their Affiliates, to the extent first arising on or before, first attributable to the period prior to, or related to Events occurring prior to the Closing Date.

     Section 5.18. Non-Assignable Tower Assets.

     (a) Notwithstanding anything in this Agreement to the contrary, this
Agreement shall not constitute an agreement to assign the right, title or interest of the Company in, to or under any Authorization or application or filing therefor or any Ground Lease, Tenant Lease or Related Contract or right of any benefit arising thereunder or resulting therefrom if any assignment thereof, without the Third Party Consent (as defined below) of the applicable
Authority or third party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of Purchaser or the Company thereunder and such Third Party Consent has not been obtained or if by its nature such cannot be assigned thereby (collectively, "Non-Assignable Tower Assets").

     (b) With respect to any Non-Assignable Tower Asset that is a Tenant Lease for which the requisite Third Party Consent has not been obtained at the
Closing, and as to which Purchaser has waived the condition in Section
6.2(a)(v), the Sellers shall, and shall cause their Affiliates to, (i) use reasonable best efforts to obtain, and Purchaser agrees to reasonably cooperate with the Sellers at the Sellers' expense in their efforts to obtain, such Third
Party Consent as soon as practicable after the Closing, (ii) until such time as such Third Party Consent is obtained, provide Purchaser the benefits of such
Tenant Lease through a sublease, assignment of rents, management agreement or any other reasonable and lawful arrangement designed to provide such benefits to
Purchaser (any such arrangements to be reasonably satisfactory to the Sellers and Purchaser), and (iii) upon obtaining such Third Party Consent, execute and deliver such instruments and other documents as may be necessary or advisable to confirm the sale, assignment, transfer and conveyance of such Tenant Lease to the Purchaser hereunder.

                                       40

                                    ARTICLE 6

                               CLOSING CONDITIONS

     Section 6.1. Conditions to Obligations of Each Party.

     The respective obligations of each party to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing Date, of the following conditions:

     (a) no Legal Action shall be pending or threatened before any Authority seeking to enjoin, restrain, prohibit or make illegal the consummation of the
Purchase; and

     (b) all Authorizations, consents, waivers, orders, or approvals required to be obtained from all Authorities, and all filings, submissions, registrations, notices, or declarations required to be made by either of the parties with any
Authority, prior to the consummation of the Purchase, shall have been obtained from, and made with, all such Authorities, and shall remain in full force and effect.

     Section 6.2. Conditions to Obligations of Purchaser.

     (a) The obligation of Purchaser to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing Date, as applicable, of the following conditions:

          (i) all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to
     Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or its counsel may reasonably request;

          (ii) the representations and warranties of the Sellers contained in this Agreement and the Collateral Documents (considered collectively) and each of such representations and warranties that relate to the Tower Assets
     (considered individually and with respect to each Tower Asset and the
     Business) shall be true and correct in all material respects as of the
     Effective Date and as of the Closing Date (except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any supplement to the Disclosure
     Schedule except as provided in Section 5.2 hereof;

          (iii) Sellers shall have performed in all material respects each obligation and agreement to be performed by them, and shall have complied in all material respects with each covenant, required by this Agreement and the Collateral Documents to be performed or complied with by Sellers prior to the Closing;

                                       41

          (iv) between the Effective Date and the Closing Date, no Material
     Adverse Effect shall have occurred and no Event shall have occurred that is reasonably expected to have a Material Adverse Effect;

          (v) Sellers shall have obtained and delivered to Purchaser all Third
     Party Consents relating to the Tower Assets, and such Third Party Consents shall remain in full force and effect;

          (vi) Purchaser shall have received at the Closing, a certificate from each Seller, certifying the satisfaction of the conditions set forth in
     Sections 6.2(a)(ii), 6.2(a)(iii) and 6.2(a)(iv), dated as of the Closing
     Date, as the case may be;

          (vii) Purchaser shall have received an opinion of Sellers' counsel dated as of the Closing Date, in the form of Exhibit "E" attached hereto;

          (viii) with respect to each Site containing Tower Assets, Purchaser shall have received, at Purchaser's expense, marked commitments for owners'
     and mortgagees' title insurance, in form and substance acceptable to
     Purchaser and Purchaser's lender, including the endorsements and affirmative coverages specified on Exhibit "F", and insuring fee title, in the case of Owned Properties, leasehold title, in the case of Leasehold
     Properties, in each case, with no exceptions, other than exceptions for
     Permitted Exceptions;

          (ix) Purchaser shall have received Ground Lease Estoppels from Ground
     Lessors with respect to the Leasehold Properties which, together with Tower
     Cash Flow from Owned Properties, constitute no less than at least eighty percent (80%) of Tower Cash Flow;

          (x) Purchaser shall have received, where applicable, a Non-Disturbance
     Agreement from each mortgagee of each Ground Lessor;

          (xi) each document required to be delivered at the Closing, pursuant to this Agreement or any Collateral Document shall have been delivered;

          (xii) Purchaser shall have received evidence satisfactory in substance and form to Purchaser to the effect that (A) all Indebtedness for borrowed money has been paid and discharged, (B) all Liens on any of the Tower
     Assets, securing the Indebtedness for borrowed money have been released and discharged and (C) that Company has no obligation or liability (actual, contingent or otherwise) thereunder or relating thereto;

          (xiii) Purchaser shall have received evidence satisfactory in substance and form to Purchaser that all of the Improvements related to each Owned Property and Leasehold Property lie wholly within the boundaries and building restriction lines of the Land applicable to such Property;

          (xiv) Purchaser shall have received (i) a copy of each outstanding
     NOTAM affecting any Tower as of two (2) business days prior to the Closing, and (ii) a

                                       42

     list of such NOTAMs indicating, in each case, the period of time for which each such NOTAM has been outstanding (the "NOTAM Report");

          (xv) Purchaser shall have received evidence satisfactory in substance and form to Purchaser that as of the date of Closing Date, all Sites
     (including, but not limited to all Sites, if any, identified in Section
     3.14(a) of the Disclosure Schedule) shall be in compliance with the representations and warranties set forth in items (i) through (viii) of
     Section 3.14(a), and all matters included on Section 3.14(a) of the
     Disclosure Schedule or disclosed in any environmental site assessment report with respect to any Site shall have been resolved to the satisfaction of Purchaser, in Purchaser's sole discretion; and

          (xvi) All employees of the Company, if any, shall have executed the
     Release and Resignation Agreement and each manager and officer of the
     Company has executed a Resignation Letter.

     (b) Notwithstanding anything contained in this Agreement to the contrary,
(i) Purchaser may waive the satisfaction of one (1) or more conditions set forth in this Section 6.2 with respect to one (1) or more Tower Assets, (ii) the waiver of any such condition with respect to one Tower Asset shall have no effect on whether such condition is satisfied or waived with respect to any other Tower Asset and (iii) to the extent any such condition is not waived with respect to any Tower Asset, such Tower Asset (and all other Tower Assets relating to the Tower and the Site to which such Tower Asset relates) shall not be sold, assigned transferred and conveyed hereunder, and Purchaser shall not assume any obligation or liability with respect thereto.

     Section 6.3. Conditions to Obligations of the Sellers.

     The obligation of Sellers to consummate the Purchase (whether at the
Closing) shall, except as hereinafter provided in this Section 6.3, be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing Date, of the following conditions:

     (a) the representations and warranties of Purchaser contained in this
Agreement and the Collateral Documents (considered collectively) and each of such representations and warranties (considered individually) shall be true and correct in all material respects as of the Effective Date and as of the Closing
Date, with the same force and effect as though made on and as of such dates
(except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

     (b) Purchaser shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant, required by this Agreement and the Collateral
Documents to be performed or complied with by it prior to the Closing;

     (c) the Company shall have received at the Closing, as the case may be, a certificate from Purchaser certifying the satisfaction of the conditions set forth in Sections 6.3(a)

                                       43

and 6.3(b), dated the Closing Date, and executed by an executive officer or member of Purchaser; and

     (d) each document required to be delivered by Purchaser at the Closing shall have been delivered.

                                   ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination.

     This Agreement may be terminated at any time prior to the Closing, only pursuant to the following provisions:

     (a) by mutual consent of Sellers, on the one hand and Purchaser, on the other hand;

     (b) by Sellers, on the one hand, or Purchaser, on the other hand, if any permanent injunction, decree or judgment of any Authority restraining, enjoining, or otherwise prohibiting the consummation of the Purchase shall have become final and nonappealable;

     (c) by Purchaser or Sellers, in the event the Termination Date has occurred without the occurrence of the Closing; provided that the right to terminate this
Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the
Termination Date; or

     (d) (i) by Sellers in the event that Purchaser is in breach of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any Collateral Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.3 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10)
business days of written notice and (ii) by Purchaser in the event that any of the Sellers are in breach of any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or in any Collateral
Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.2 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10) business days of written notice;
provided that the right to terminate this Agreement pursuant to this Section
7.1(d) shall not be available to any party who at such time is in material breach of any of its obligations hereunder.

     Subject to the provisions of the preceding paragraph, the term "Termination
Date" shall mean July 31, 2004, or such other date as the parties may from time to time, mutually agree.

     The right of the Sellers or Purchaser to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation

                                       44

made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

     Section 7.2. Effect of Termination.

     Except as provided in Sections 5.1 (with respect to confidentiality), 5.5 and this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party, or any of their respective stockholders, officers, directors, employees, or Representatives to the other;
provided, however, that (a) such termination shall not relieve any party from any liability to the other Parties for or in respect of any material breach of this Agreement and (b) if it shall be judicially determined that termination of this Agreement was caused by the breach of this Agreement, or any representations and warranties set forth herein, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall be liable to the other party for any direct or indirect damages, and shall indemnify and hold harmless the other Parties hereto for their respective direct and indirect out-of-pocket costs, including the fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

     Section 7.3. Termination by Purchaser as to Individual Sites.

     If any Third Party Consent, Ground Lessor Estoppel or, where applicable,
Non-Disturbance Agreement is not obtained or waived by Purchaser in writing on or prior to the Termination Date, or in the event any other condition to Closing specified in Section 6.2 (a) is not satisfied as to all or any of the Sites (in each case, such Site being deemed a "Non-Qualifying Site"), then Purchaser, in
Purchaser's sole discretion, may elect to proceed to Closing at any time prior to the Termination Date, and in such event, at the election of Purchaser, (i)
such Non-Qualifying Site shall be conveyed by the Company to Sellers or their
Affiliates prior to Closing, whereupon such Non-Qualifying Site shall be excluded from the Purchase (and shall thereafter be deemed an "Excluded Site")
and shall no longer constitute a part of the Tower Assets; or (ii) such
Non-Qualifying Site shall continue to constitute a Tower Asset and shall be included in the Tower Assets, except that the portion of the Purchase Price allocable to such Non-Qualifying Site pursuant to Section 3.2(h) of the
Disclosure Schedule shall be delivered to the Title Company to be held in escrow pursuant to an escrow agreement for no more than ninety (90) days, during which ninety (90) day period, the Sellers shall use best efforts to cause such
Non-Qualifying Site to satisfy the conditions specified in Section 6.2(a) which were not satisfied as to such Non-Qualifying Site on the Closing Date, and upon satisfaction of all such conditions, the Purchase Price allocated to such
Non-Qualifying Site shall be disbursed to Sellers. If such Non-Qualifying Site fails to satisfy all of the conditions specified in Section 6.2(a) at the end of such ninety (90) day period, then, at Purchaser's option, such Non-Qualifying
Site shall no longer constitute a part of the Tower Assets and shall be deemed an Excluded Site, and Purchaser shall cause such Excluded Site to be conveyed to
Sellers or their Affiliates (at Sellers' sole cost and expense), and the
Purchase Price allocable to such Excluded Site shall be returned to Purchaser.
Notwithstanding the foregoing, in the event the Closing Date Tower Cash Flow from Sites, excluding Non-Qualified Sites, meets or exceeds the Tower Cash Flow
Target (without

                                       45

considering Tower Cash Flow from Non-Qualified Sites), then no holdback will be required pursuant to this provision.

                                    ARTICLE 8

                                 INDEMNIFICATION

     Section 8.1. Representations and Warranties; Survival.

     The representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing, and shall remain operative and in full force and effect for a period of two (2)
years after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.9, 3.19, 3.14, 3.21, 3.22, 3.23,
3.24, 4.1 and 4.2 shall survive and remain operative and in full force and effect until ninety (90) days after all potential claims thereof shall be barred by the applicable statute of limitations. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral
Document shall survive (unless any such covenant or agreement by its express terms in this Agreement does not so survive) and shall remain operative and in full force and effect for the statute of limitations applicable to contractual obligations.

     Section 8.2. Indemnification.

     (a) Subject to the terms and conditions of this Section 8.3, Sellers and its Affiliates agree, jointly and severally, that they shall defend, indemnify and hold harmless Purchaser and its Affiliates, stockholders, directors, officers, employees, the Management Company and its employees and
Representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all Claims (including claims by any of the Purchaser Indemnified
Parties to enforce the terms of this Agreement or any Collateral Document)
(collectively, "Loss and Expense"), by reason of, arising out of or relating to
(i) any breach or inaccuracy of any representation or warranty made by the
Company pursuant to this Agreement or any Collateral Document (irrespective of whether any such breach or inaccuracy is material or not), (ii) any failure by the Company to perform or fulfill any of their covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any liabilities, obligations or Events relating to the Business or the Tower Assets arising prior to or on the Closing Date and (iv) Excluded Obligations. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover capital, operating, and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remedial, removal, or restoration work required or performed by any federal, state, or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence, suspected presence, release, or suspected release of any Hazardous
Material in or into the air, soil, groundwater, or surface water at, on, about, under, or within the Real Property (or any portion thereof). In addition to any rights and remedies in favor of Purchaser set forth herein, in the event
Purchaser incurs any Loss and Expense prior to the payment to Sellers of the
Purchase Price with respect to any Site, Purchaser shall have the right to setoff and deduct the amount of the Loss and Expense from the amount of the
Purchase Price then due the Sellers, regardless of whether such Loss and Expense relate to the Purchase Price due for the affected Site.

                                       46

     (b) Purchaser agrees that it shall indemnify and hold harmless Sellers, the
Company and its stockholders, directors, officers, employees and Representatives
(collectively, the "Seller Indemnified Parties") from and against all Loss and
Expense by reason of, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by Purchaser pursuant to this Agreement or any Collateral Document, (ii) any failure by Purchaser to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral
Document, and (iii) any and all Assumed Obligations.

     At Closing, Purchaser shall deposit the sum of Two Million no/100 Dollars
($2,000,000) of the Purchase Price into an interest bearing escrow account maintained by the Title Company pursuant to an escrow agreement between Title
Company, Sellers and Purchaser (together with the interest earned thereon, the
"Escrowed Purchase Price"). Unless Purchaser has provided a written notice to
Sellers of a claim for indemnification pursuant to this Article 8 prior to the date which is two (2) years from the Closing Date (in which event no portion of the Escrowed Purchase Price shall be released until the controversy is resolved), then the remaining balance of the Escrowed Purchase Price shall be disbursed to Sellers on the second anniversary of the Closing Date. In lieu of the cash deposit required by Sellers and pursuant to the requirements of this
Section 8.2(c), Purchaser shall consider allowing Sellers to obtain an irrevocable, unconditional letter of credit (the "Letter of Credit") in the amount of the Escrowed Purchase Price, to secure Sellers' indemnity obligations hereunder, provided that (i) the Letter of Credit shall be in form acceptable to
Purchaser and its lender, (ii) the only condition to a draw under the Letter of
Credit shall be the presentation by the Title Company (or such other escrow agent as mutually agreed upon by the parties) of a sight draft, and (iii) the term of the Letter of Credit shall extend for a period of twenty-five (25)
months after the Closing Date.

     (c) Any amounts of Loss and Expense for which Purchaser has made a claim of indemnity from the Sellers may be withheld from any amounts which Purchaser would otherwise be obligated to pay to the Sellers, including but not limited to, any unpaid portion of the Escrowed Purchase Price. Such withheld amount shall be held in escrow in an interest bearing account. Such amount in controversy may be withheld until such indemnification matter is finally resolved. If such matter is resolved in favor of Purchaser, then such repayment of funds can be paid using such withheld amount.

     (d) Notwithstanding anything to the contrary contained herein, (i) the liability of Majestic Communications, Inc. under this Article 8 (except for
Losses and Expenses for Claims involving fraud or an intentional misstatement by
Majestic Communications, Inc.) shall be limited to 01.205% of the Purchase
Price; and (ii) the liability of Jay H. Lindy under this Article 8 (except for
Losses and Expenses for Claims involving fraud or an intentional misstatement by
Jay H. Lindy) shall be limited to 02.410% of the Purchase Price; provided, however, that the foregoing limitations of liability in no event shall be construed as limiting the joint and several liability of any other Seller under this Article 8. Moreover, a Purchaser Indemnified Party shall be permitted (but not obligated) to seek recovery under this Article 8 against any Seller
(including Majestic Communications, Inc. and Jay H. Lindy) to the full extent of such Seller's liability under this Article 8 without exhausting such Purchaser
Indemnified Party's remedies against any other Seller.

                                       47

     (e) Purchaser shall not be entitled to indemnification under this Section
8.2 with respect to any title exception disclosed in Schedule B-Section 2 of a title commitment obtained by Purchaser prior to Closing if the Site to which the title exception pertains is included in the Tower Assets at Closing and
Purchaser has not required such Site to be conveyed by Company to Sellers or their Affiliates as provided in Section 7.3 hereof.

     Section 8.3. Limitations of Liability.

     (a) Notwithstanding anything to the contrary in Section 8.2, Purchaser
Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, shall be entitled to recover their Loss and Expense in respect of any Claim relating to any breach or inaccuracy of any representation or warranty pursuant to Articles 3 and 4 of this Agreement only to the extent that the aggregate Loss and Expense for all such Claims exceed Fifty Thousand Dollars
($50,000) (the "Basket Amount"), in which case the indemnification obligations shall apply to the total amount of Losses and Expenses (including the Basket
Amount), and the maximum liability of the indemnifying parties collectively hereunder shall not exceed Two Million Dollars and No/100 Dollars ($2,000,000)
for Claims for Losses and Expenses made after the Closing ("Liability Cap");
provided, however, that neither the Basket Amount nor the Liability Cap shall apply to any Losses and Expenses for breaches or inaccuracies of representations and warranties contained in Sections 3.1, 3.9, 3.14, 3.19, 3.21, 3.22, 3.23,
3.24, 4.1 and 4.2.

     (b) In the case any Event shall occur which would otherwise entitle an indemnified party to assert a claim for indemnification hereunder, no Loss and
Expense shall be deemed to have been sustained by such party to the extent of any proceeds actually received by such party from any insurance policies with respect thereto (such amount of proceeds to be reduced by retroactive premiums, a reasonable estimate of the present value of future premium increases attributable to the payment of such claim and insurance costs borne by the
Company or any Affiliate thereof or Purchaser or any Affiliate thereof, as the case may be, under any self-insurance, deductible or comparable arrangement).

     Section 8.4. Notice of Claims.

     If an indemnified party believes that it has suffered or incurred any Loss and Expense, including as a result of any Legal Action instituted by a third party (a "Third Party Claim"), it shall notify the indemnifying party, in writing, within thirty (30) days of becoming aware that it has suffered such
Loss and Expense or of such Third Party Claim, describing such Loss and Expense in reasonable detail to the extent reasonably known or practicable; provided, however, that any failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article 8, except, solely with respect to Third Party Claims, to the extent such failure to notify materially prejudices such indemnifying party's ability to defend against such
Third Party Claim.

     Section 8.5. Defense of Third Party Claims.

     Except as otherwise set forth below, the indemnifying party shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the indemnified party no later than fifteen (15) days after delivery of the notice specified in Section

                                       48

8.4, to take control of, the defense, negotiation and/or settlement of any such
Third Party Claim with counsel reasonably satisfactory to the indemnified party;
provided, however, that no indemnifying party shall settle or consent to any judgment regarding any Third Party Claim without the consent of the indemnified party, unless such settlement contains an unconditioned release of the indemnified party from any and all liabilities, contains a customary confidentiality provision, and does not otherwise impose any restriction, liability or obligation of any kind whatsoever on the indemnified party. Except as provided in this Section 8.5, with respect to any such Third Party Claim, the defense, negotiation and/or settlement of which the indemnifying party has taken control, the indemnified party shall have the right to retain separate counsel to represent it and the indemnified party shall pay the fees and expenses of such separate counsel.

     Section 8.6. Exclusive Remedy.

     Except for fraud, willful misrepresentation or willful breach of representation, warranty, covenant or agreement or as otherwise provided in
Section 8.4, the indemnification provided in this Article 8 shall be the sole and exclusive post-Closing, remedy available to any party against any other party for any Third Party Claim under this Agreement.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     Section 9.1. Waivers; Amendments.

     Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by the Company and Purchaser expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any Collateral Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any Collateral Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any
Collateral Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

     Section 9.2. Fees, Expenses and Other Payments.

     All costs and expenses incurred in connection with any transfer taxes, sales taxes, recording or documentary taxes, stamps or other charges levied by any Authority in connection with this Agreement, the Collateral Documents and the consummation of the Purchase and the other transactions contemplated hereby and thereby shall be borne by Sellers. All other costs and

                                       49

expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the parties shall be borne solely and entirely by the party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement. Sellers shall bear all costs, expenses deed, taxes and recordation associated with the recordation of the Collateral Documents.

     Section 9.3. Notices.

     All notices and other communications that by any provision of this
Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered as follows: (i) three (3) business days after being mailed by certified first-class or express mail, postage prepaid, return receipt requested, (ii) the next business day when sent overnight by nationally recognized courier service, (iii) upon confirmation when sent by facsimile or (iv) upon delivery when personally delivered to the receiving party
(which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as set forth below or to such other Person(s), address(es) or facsimile number(s) as the party to receive any such notice or communication may have designated by written notice to the other party.

     (a) If to Purchaser:

                Pinnacle Towers Acquisition LLC
                c/o Global Signal Services LLC
                301 North Cattlemen Road
                Suite 300
                Sarasota, FL 34232
                Attention:  Stephen W. Crawford
                Facsimile:  (941) 308-4250

         with a copy to:

                Global Signal Services LLC
                c/o Fortress Investment Group LLC
                1251 Avenue of the Americas
                16th Floor
                New York, NY 10020
                Attention: Stacey Sayetta
                Facsimile:  (212) 798-6060

                                       50

         and with a copy to (which shall not constitute notice to Purchaser):

                Holt Ney Zatcoff & Wasserman, LLP
                100 Galleria Parkway, Suite 600
                Atlanta, Georgia  30339-5947
                Attention: Brian P. Cain, Esq.
                Facsimile:  (770) 956-1490

     (b) If to Sellers:

                William Orgel
                Tower Ventures III, LLC
                4091 Viscount
                Memphis, TN  38118
                Facsimile:  901-

         with a copy to (which shall not constitute notice to the Sellers):

                Burch, Porter & Johnson, PLLC
                130 N. Court Ave.
                Memphis, TN  38103
                Attn:  Jay Lindy, Esq.
                Facsimile:  (901) 524-5024

     Section 9.4. Specific Performance; Other Rights and Remedies.

     Each party recognizes and agrees that in the event any other party should refuse to perform any of its obligations under this Agreement or any Collateral
Document, the remedy at Law would be inadequate and agrees that for breach of such obligation, each party shall, in addition to such other remedies as may be available to it at Law or in equity or as provided in Article 8, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including the recovery of damages. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

     Section 9.5. Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,

                                       51

binding upon all of the parties. In pleading or proving any provision of this
Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this
Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     Section 9.6. Headings; Table of Contents.

     The headings and the table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 9.7. Governing Law.

     The validity, interpretation, construction and performance of this
Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida (regardless of the Laws that might otherwise govern under applicable Florida principles of conflicts of law).

     Section 9.8. Entire Agreement.

     This Agreement (together with the Collateral Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof.

     Section 9.9. Assignment.

     This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that Purchaser is permitted to assign this
Agreement and the other Collateral Documents without obtaining the consent of the Company, provided that such assignment is to one (1) or more of Affiliates of Purchaser.

     Section 9.10. Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party (including any permitted assignee of Purchaser successor to any party by operation of Law, or by way of merger, consolidation or sale of all or substantially all of its assets) and any indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any Collateral Document.

     Section 9.11. Waiver of Trial by Jury.

     EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES,
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN
ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING
TO ENFORCE OR

                                       52

DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL
BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     Section 9.12. Saturdays, Sundays, Holidays, Etc.

     If the last or appointed day for taking of any action required or permitted hereby shall be a Saturday, Sunday or legal holiday in Sarasota, Florida, or a day on which banking institutions in Sarasota, Florida are authorized by Law or executive order to close, then such action may be taken on the next succeeding business day for banking institutions in Sarasota, Florida.

                     [SIGNATURES APPEAR ON FOLLOWING PAGES]

                                       53

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                     PURCHASER:
                                     PINNACLE TOWERS ACQUISITION LLC
                                     301 N. Cattlemen Road, Suite 300
                                     Sarasota, Florida 34232
                                     Fax No. (941) 364-8761

                                     By: Global Signal Services LLC,
                                         its Manager

                                         By: /s/ Ronald Bizick
                                            ------------------------------------
                                            Name: Ronald Bizick
                                            Title: Executive Vice President,
                                            Corporate Development and Operations

                         Acknowledged:   Global Signal Inc.
(for Internal Corporate Purposes Only)

                                         By: /s/ Wesley R. Edens
                                            ------------------------------------
                                            Name: Wesley R. Edens
                                            Title: Chief Executive Officer

                                       54

                                                SELLERS:
                                                --------

                                                /s/ Billy Orgel
                                                --------------------------------
                                                BILLY ORGEL

                                                /s/ Lee Holland
                                                --------------------------------
                                                LEE HOLLAND

                                                /s/ Craig Weiss
                                                --------------------------------
                                                CRAIG WEISS

                                                /s/ Jay H. Lindy
                                                --------------------------------
                                                JAY H. LINDY

                                                MAJESTIC COMMUNICATIONS, INC.

                                                By: /s/ William Orgel
                                                   -----------------------------
                                                   Name: William Orgel
                                                        ------------------------
                                                   Title: President
                                                         -----------------------

                                       55

                                   APPENDIX A

                                   DEFINITIONS

     AFFILIATE, AFFILIATED means, with respect to any specified Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability companies or similar Entity, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

     AFFILIATE TRANSACTIONS means any agreement, arrangement or understanding between or among the Company or any Seller, on the one hand, and any Affiliates or Associates of any Seller or the Company, on the other hand.

     AGREEMENT means this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A and the other
Appendices hereto, and the Disclosure Schedule, as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein provided.

     APPLICABLE LAW means any Law of any Authority, whether domestic or foreign, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

     ASSOCIATE shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     ASSUMED OBLIGATIONS means the assumed obligations as defined in Section
5.17(a) hereof.

     AUTHORITY means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative, police, regulatory, taxing, or other authority, or any combination thereof, including any international, federal, state, territorial, county, city, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

     AUTHORIZATIONS means all approvals, concessions, consents, franchises, licenses, certificates, permits, plans, registrations and other authorizations of all Authorities, including all zoning permits, variances and building permits and approvals by and registrations with the FAA and the FCC held by the Company or are necessary for the consummation of the Purchase and the other transactions contemplated by this Agreement and the Collateral Documents.

     BASKET AMOUNT means the Basket Amount as defined in Section 8.3(a) hereof.

     CLAIMS means any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

     CLOSING means the Closing as defined in Section 2.3(a) hereof.

     CLOSING DATE means the Closing Date as defined in Section 2.3(a) hereof.

     CLOSING DATE BALANCE SHEET means the Closing Date Balance Sheet as defined in Section 2.5(a) hereof.

     CLOSING DATE TOWER CASH FLOW means the Tower Cash Flow as of the close of business on the Closing Date.

     CLOSING DATE TOWER CASH FLOW TARGET means the Closing Date Tower Cash Flow
Target as defined in Section 2.2(b).

     COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as
amended from time to time.

     CODE means the Internal Revenue Code of 1986 or any successor Law issued by the Internal Revenue Service, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

     COLLATERAL DOCUMENTS means the deeds, bills of sale, assignments, and all other instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

     COMMUNICATIONS EQUIPMENT shall mean, in regard to a tenant under a Tenant
Lease, all of the antennas, antenna mounts, coaxial cable, and base station equipment that is to be installed by such tenant on the applicable Site.

     COMPANY means the Company as defined in the first paragraph hereof.

     CONFIDENTIAL INFORMATION means all Trade Secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Business or customers of the Business, including all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which the
Business has a commercial relationship, plans, methods, concepts, technical information, computer programs or software in various stages of development, passwords, source code listings and object codes.

     CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by agreement, arrangement or understanding, or as trustee or executor, by agreement, credit arrangement or otherwise.

     DISCLOSURE SCHEDULE means the Disclosure Schedule dated as of the Effective
Date and delivered by the Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

     EASEMENTS means all of the Company's right, title and interest in, to and under all easements, licenses and agreements belonging to or in any way appertaining to the Owned Property and the Leasehold Property, and/or
Improvements, including all easements, licenses and agreements providing access to the Owned Property, the Leasehold Property, and/or Improvements from public streets, roads and ways, all easements, licensees and agreements for location, maintenance, repair and replacement of and for cables, utilities, utility lines, wires and anchors, and all easements, licenses and agreements for parking.

     EFFECTIVE DATE means the Effective Date as defined in the first paragraph of this Agreement.

     EMPLOYEE BENEFIT PLANS shall have the meaning set forth in Section 3.22(a).

     ENTITY means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any
Authority.

     ENVIRONMENTAL CLAIM means any claim, complaint, action, suit, proceeding, governmental or administrative action, investigation or notice in writing by any
Person alleging potential liability arising out of, based on, or resulting from
(i) the release, emission discharge or disposal into, or presence in, the environment, including the indoor environment, of any Hazardous Substance at any location, whether or not part of the Tower Assets or (ii) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

     ENVIRONMENTAL LAWS means any and all Laws regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     ENVIRONMENTAL AUTHORIZATION means any Authorization required by or pursuant to any Environmental Law.

     EQUIPMENT means the Equipment which comprises the Tower Assets.

     ERISA means the Employee Retirement Income Security Act of 1974 or any
successor Law, and the rules and regulations thereunder or under any successor
Law, all as from time to time in effect.

     ERISA AFFILIATE means each person (as defined in Section 3.(9) of ERISA)
which together with the Company or its Affiliates would be deemed to be a
(single employer) within the meaning of Section 4.14 of the Code.

     EVENT means the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     EXCLUDED OBLIGATIONS means the Excluded Obligations as defined in Section
5.17(b).

     EXCLUDED SITE means the Wolfchase, Atrium, Smalco and Harris Creek sites, together with any Non-Qualifying Site required to be conveyed by Company to
Sellers or their Affiliates as provided in Section 7.3 hereof.

     FAA means the United States Federal Aviation Administration or any
successor Authority.

     FCC means the United States Federal Communications Commission or any
successor Authority.

     FINANCIAL STATEMENT is defined in Section 3.2(i).

     GAAP means generally accepted accounting principles applied on a consistent basis.

     GROUND LEASE means with respect to each of the Leasehold Properties (i)
each lease or license, between a third party lessor, licensor, sublessor or sublicensor, and the Company, as lessee, licensee, sublicensee or sublessee, granting to the Company a leasehold or subleasehold estate in and to a Leasehold
Property, and (ii) any license or other right to use any property owned by a
United States federal or state Authority, including the United States Bureau of
Land Management, together with all amendments, modifications, supplements, side letters, estoppel agreements, guarantees, and other documents related thereto.

     GROUND LESSOR means the "grantor" or "lessor" or "landlord" or "licensor"
under a Ground Lease.

     GROUND LESSOR ESTOPPEL means an estoppel agreement signed by a Ground
Lessor under a Ground Lease in substantially the form of Exhibit "G".

     HAZARDOUS SUBSTANCE means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any

Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

     IMPROVEMENTS means any and all buildings, tower foundations, utilities, wires, anchors, landscaping, improvements, fixtures, machinery, equipment
(including all service entrance wiring, and meter banks breakers), shelters, fencing, structures, and other tangible assets owned by the Company or any of its Affiliates and located on or appurtenant to any of the Sites, including the
Towers.

     INDEBTEDNESS means with respect to any Person, (a) all indebtedness of such
Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for (i) the deferred purchase price of property or services and (ii)
the deferred purchase price related to the acquisition or raw material and any other components used in the manufacturing of products sold, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such
Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases (other than
Ground Leases), (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a)
through (g) above guaranteed directly or indirectly in any manner by such
Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (2) to purchase, sell or lease
(as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and
(i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

     INDEPENDENT FIRM means the Independent Firm as defined in Section 2.5(b)
hereof.

     INSTALLATION DEADLINE means the Installation Deadline as defined in Section
2.2 (c) hereof.

     INTELLECTUAL PROPERTY means all (i) patents, patent applications, patent disclosures, inventions, and discoveries (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) Trade Secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World
Wide Web addresses and domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

     KNOWLEDGE means, with respect to the Company, the actual knowledge of each
Person who is currently serving, or who at any time has served, as an officer, director, or manager of the Company, after reasonable due inquiry into the subject matter to which the relevant representation or warranty of the Company hereunder or in any Collateral Document relates.

     LAND means, either collectively or individually as the context so requires, those certain underlying parcels or areas of real property comprising any Owned
Property and Leasehold Property.

     LAW means (a) any administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, (b) the common law, or other legal precedent or (c) any arbitrator's, mediator's or referee's award, decision, finding or recommendation.

     LEASEHOLD PROPERTY means, individually and collectively, each of those certain parcels of Land or Improvements in which the Company is the holder of a valid leasehold estate, license or other right to use such land under and pursuant to the Ground Lease applicable thereto, together with all rights, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

     LEGAL ACTION means, with respect to any Person, any and all litigation or legal or other pending or threatened actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), requests for material information by or pursuant to the order of any Authority or suits, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

     LIEN means any: mortgage; lien (statutory or other) or encumbrance; or
other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure;
attachment; garnishment; encumbrance; (including any unallocated title reservations or any other title matters which impairs marketability of title);

conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

     LICENSES means all licenses and agreements pursuant to which the Company has acquired rights in or to any Intellectual Property or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

     LOSS AND EXPENSE means Loss and Expense as defined in Section 8.2(a).

     MANAGEMENT COMPANY means Pinnacle Towers Inc., the management company to be used by Purchaser to manage the Sites.

     MATERIAL ADVERSE EFFECT means any effect or change that individually or in the aggregate is materially adverse to the business, assets, operations, financial conditions, results of operations or prospects of the Company, the
Business, or any Site, as context may require.

     MEMBERSHIP INTERESTS means one hundred percent (100%) of the membership interests in the Company.

     MEMBERSHIP INTEREST ENCUMBRANCE shall have the meaning set forth in Section
3.1(g)

     MEMORANDUM OF LEASE means a memorandum in recordable form reasonably acceptable to Purchaser setting forth certain terms of a Ground Lease.

     MOST RECENT BALANCE SHEET means the Most Recent Balance Sheet as defined in
Section 3.2(i).

     MULTIEMPLOYER PLAN means the Multiemployer Plan as defined in Section
3.22(b).

     NON-ASSIGNABLE TOWER ASSETS means the Non-Assignable Tower Assets as defined in Section 2.4(a).

     NON-DISTURBANCE AGREEMENT means a non-disturbance agreement signed by a
Ground Lessor's mortgagee, as applicable, in substantially the form of Exhibit
"H".

     NON-QUALIFYING SITE shall mean any Non-Qualifying Site as defined in
Section 7.3 hereof.

     NON-QUALIFYING TENANTS means the Non-Qualifying Tenants as defined in
Section 2.2(c) hereof.

     NOTAM means a "Notice to Airman" issued by and as such term is used by the
FAA.

     NOTAM REPORT means the NOTAM Report as defined in Section 6.2(a)(xv)
hereof.

     ORDERS means any writ, order, judgment, injunction, decree, ruling or consent of or by an Authority.

     ORGANIZATIONAL DOCUMENTS means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

     OWNED PROPERTY means, individually and collectively, each of those certain parcels of Land or Improvements in which the Company has a fee simple interest, together with all rights, alleys, streets, strip gores, water privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

     PERMITS means all permits, licenses, franchises and other Authorizations and approvals, other than Environmental Permits.

     PERMITTED EXCEPTIONS means, with respect to each Site, encumbrances to fee simple or leasehold title for (a) real estate Taxes or other property Taxes, assessments, governmental charges or levies not yet due, (b) easements, rights-of-way, licenses, restrictions and similar encumbrances incurred in the ordinary course of business that do not materially impair the marketability, use or operation of such Site as a communications tower facility, and (c) rights of tenants in possession of such Site pursuant to the Tenant Leases to be assigned to Purchaser hereunder.

     PERSON means any natural individual or any Entity.

     PREPAID ITEMS means all rent and other amounts paid or payable under Tenant
Leases on account or in respect of any lease, sublease, license, sublicense, occupancy or use for any period (or portion thereof) commencing on (and including) or after the Closing Date, in accordance with the terms of the applicable Tenant Lease, including any such amounts in respect of such periods paid to the Companies or any of their Affiliates prior to the Closing Date.

     PROHIBITED TRANSACTION means a Prohibited Transaction as defined in Section
3.22(g) hereof.

     PRORATION ESTIMATE means the Proration Estimate as defined in Section 2.5 hereof.

     PURCHASE means the purchase of the Membership Interests by Purchaser from
Sellers pursuant to this Agreement.

     PURCHASE PRICE means the Purchase Price as defined in Section 2.2(a)
hereof.

     PURCHASER means the Purchaser as defined in the first paragraph of this
Agreement.

     PURCHASER INDEMNIFIED PARTIES means the Purchaser Indemnified Parties as defined in Section 8.2(a) hereof.

     RELATED CONTRACT means an agreement, document or instrument, other than a
Ground Lease, or Tenant Lease, between the Company, on the one hand, and a third party, on the other hand, pursuant to which a third party provides goods or services to, or which otherwise relates to, a Site (e.g., a maintenance agreement).

     RELEASE AND RESIGNATION AGREEMENT means the Release and Resignation
Agreement as defined in Section 5.6(a)(viii) hereof.

     REPRESENTATIVES means the Representatives as defined in Section 5.1(a)
hereof.

     RESIGNATION LETTER means the Resignation Letter as defined in Section
5.6(a)(vii) hereof.

     RESTRICTED PERIOD means the Restricted Period as defined in Section 5.12(a)
hereof.

     SECURITY DEPOSITS means security deposits, notes, bonds, instruments and other tenant impounds.

     SELLER INDEMNIFIED PARTIES means the Seller Indemnified Parties as defined in Section 8(b) hereof.

     SELLER OR SELLERS mean, individually, each Seller or, collectively, the
Sellers as defined in the first paragraph of this Agreement.

     SITES means the ninety-seven (97) communications tower sites located on the
Owned Property and the Leasehold Property as described with particularity in
Section 3.2(a) of the Disclosure Schedule.

     TAX ALLOCATION SCHEDULE means the Tax Allocation Schedule as defined in
Section 2.4.

     TAX or TAXES means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll,

employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority.

     TAX RETURN OR RETURNS means all returns, consolidated or otherwise
(including estimated returns, information returns, withholding returns and any other forms or reports), required to be filed with any Authority with respect to
Taxes.

     TERMINATION DATE means the Termination Date as defined in Section 7.1(d)
hereof.

     TENANT LEASE HOLDBACK AMOUNT means the amount equal to the annual rent payable under a specified Tenant Lease, multiplied by ***.

     TENANT LEASES means all leases, master leases, subleases, licenses, sublicenses, and other occupancy agreements for the use and occupancy or future use and occupancy of a Site and/or Improvements or any portion thereof, together with any amendments, modifications and supplements thereto.

     TENANT LEASING GUIDELINES means the minimum standards for new Tenant Leases executed after the Effective Date, as follows: (i) the tenant thereunder is a national or regional PCS carrier, (ii) the lease provides for a minimum lease rate of One Thousand and No/100 Dollars ($1,000.00) per month; (iii) the lease provides for a minimum initial term of five (5) years; and (iv) the lease designates a location for the new tenant's equipment on the Site that is acceptable to Purchaser.

     THIRD PARTY CLAIM means the Third Party Claim as defined in Section 8.4 hereof.

     THIRD PARTY CONSENTS means any Authorization or Order from any Authority or any consent, approval, or authorization from any third party which are required to consummate the Purchase and the transactions contemplated under this
Agreement and the Collateral Documents.

     TITLE COMPANY means Chicago Title Insurance Company or such other national title company selected by Purchaser.

     TOWER ASSETS means all assets, properties, right, title and other interest of the Company used or held for use in connection with the Business, whether tangible or intangible, real, personal or mixed, including those listed in clauses (a) through (p) below, whether or not any of such assets, properties, rights, title or other interest have any value for accounting purposes or are carried or reflected on the financial statements of the Company, including the following:

     (a) all right, title and interest of the Company in the Sites, of which (i)
Ninety-Four (94) Sites are Leasehold Property; (ii) Two (2) Sites are Owned
Property; and One (1) Site is a perpetual easement.

     (b) all Owned Property used or held for use by the Company in connection with the operation of the Sites, including the Owned Property described in the
Section 3.2(a)(i) of the Disclosure Schedule;

     (c) all Easements relating to, or necessary for the use and operation of, the Sites, including any appurtenant easements insured pursuant to the Title
Policies;

     (d) (i) all Ground Leases relating to the Sites as set forth in Section
3.2(a)(ii) of the Disclosure Schedule;

     (e) all Tenant Leases relating to the Sites, including Tenant Leases referenced in the rent roll set forth in Section 3.2(b) of the Disclosure
Schedule, and such other Tenant Leases entered into by the Company or any
Affiliate thereof in compliance with Sections 5.2(b) and 5.6(f), in each case, except to the extent any such Tenant Lease is terminated for any reason prior to the Closing;

     (f) all Improvements, including all Towers located on the Owned Property and the Leasehold Property listed in Section 3.5(a) of the Disclosure Schedule;

     (g) all Equipment;

     (h) with respect to each and every Site and to the extent existing immediately prior to the Closing, (i) all cash of the Company, whether or not on deposit; (ii) all Security Deposits held by or on behalf of the Company, (iii)
all rights to any warranties and guarantees held by or given to the Company or any of its Affiliates with respect to such Site and the Improvements thereon, including any work or services performed with respect to, or Equipment installed in or located at such Site and the related Improvements, (iv) to the extent transferable, all rights under any Authorizations and applications or filings therefor held with respect to the ownership or operation of such Site and (v) to the extent transferable, the right to use any Authorizations and applications or filings therefor not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Site (vi) originals (or copies if the originals are not available) of all intangible property useful or necessary to the operation of the Business, including all items related to the ownership, operation, occupancy or leasing of such Site, and (vii) any condemnation or eminent domain proceeds received after the Effective Date with respect to a taking of such Site;

     (i) Prepaid Items;

     (j) all Related Contracts set forth in Section 3.13 of the Disclosure
Schedule;

     (k) originals (or copies if the originals are not available) of all current books, files and records of or maintained by the Company or any of its
Affiliates that are related to the Business, including tenant files, technical and procedural manuals, records, Tax records and files, documents, correspondence, construction, engineering or architectural plans, drawings and related site plans, specifications, studies, reports, compliance and zoning documentation, permits, plats, surveys pertaining to the construction of the
Towers, as-built surveys (if available) and other related printed or written materials;

     (l) all rights and incidents of interest in and to all Third Party Consents for any related to the Business;

     (m) all known and unknown, liquidated or unliquidated, contingent or fixed, rights, claims, credits, rights against any third parties (including rights of setoff), causes of action or rights to commence any causes of action and any defenses that the Company has or any of its Affiliates has or may acquire relating to or arising out of the Business;

     (n) all right, title and interest of the Company or any of its Affiliates, if any, in, to and under all (i) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Sites, (ii) utility mains, service laterals, hydrants, valves and appurtenances servicing the Sites, (iii) utility deposits and reservations fees paid by or on behalf of the Company or any of its
Affiliates with respect to the Sites and (iv) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Sites;

     (o) all right, title and interest of the Company in any letters of intent or other rights to enter into Tenant Leases or to acquire or develop communication tower sites; and

     (p) the following items for each Site (to the extent available and transferable):

          (i) FAA and/or FCC applications, responses, approvals, clearances and registration numbers submitted or received by the Company or any of its
     Affiliates;

          (ii) the environmental assessments and any environmental reports involving contemporaneous or subsequent intrusive testing, the "FCC
     Checklist" performed pursuant to National Environmental Policy Act
     Requirements and any other information that may have been produced regarding the environmental condition of such Site or neighboring real property;

          (iii) any and all Tribal Historic Preservation Officer (if applicable)
     and State Historic Preservation Officer related documentation and approvals; and

          (iv) any development rights regarding such Site, and any other intangibles (other than Intellectual Property) relating to the use, operation or development of such Site.

     TOWER CASH FLOW shall mean, in respect of all Sites (except for Excluded
Sites), ***.

     TOWER LIGHTING SYSTEM means the lighting control system for a Tower
(including the control module, light fixtures, all associated interconnection wiring and the external photo-cell) is owned and operated by the Company or any of its Affiliates.

     TOWERS means the ninety-seven (97) communication towers described with particularity in Section 3.5(a) of the Disclosure Schedule.

     TRADE SECRETS means all categories of trade secrets as defined in the
Uniform Trade Secrets Act including business information.

     WARN ACT means the Worker Adjustment and Retraining Notification Act, 29
U.S.C. 2101 et seq., as may be amended from time to time.

                                OMITTED EXHIBITS

         The following exhibits to the Membership Interest Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K:

EXHIBIT           EXHIBIT DESCRIPTION
-------           -------------------
   A              Form of Transfer and Assignment of Membership Interests
   B              Tax Allocation Schedule
   C              Form of Release and Resignation Agreement
   D              Language amending Ground Lease provisions
   E              Opinions of Sellers' counsel
   F              Title Endorsements
   G              Form of Ground Lessor Estoppel
   H              Form of Non-Disturbance Agreement
   I              Tenants with Rent Abatement

         The Registrant agrees to furnish supplementally a copy of the foregoing omitted exhibits to the Securities and Exchange Commission upon request.